Exhibit 10.3

LEASE

GENESIS CAMPUS POINT

AP3-SD1 CAMPUS POINT LLC, a Delaware limited liability company as Landlord,

and

HERON THERAPEUTICS, INC.,

a Delaware corporation

as Tenant

(i)

INDEX

Page(s)

Abatement Event	11
Accountant	21
Additional Allowance	Exhibit B
Additional Notice	11
Additional Rent,	12
Allowances	Exhibit B
Alterations	25
Amortization Period	Exhibit B
Amortization Rent	Exhibit B
Applicable Laws	45
Approved Working Drawings	Exhibit B
Architect	Exhibit B
Award	10
Bank Prime Loan	46
Base Building	26
Base Rent	10
Base Rent Abatement	10
Base Rent Abatement Period	10
bona-fide third-party offer	6
Brokers	52
BS/BS Exception	23
Building Structure	23
Building Systems	23
Capital Items	13
CC&Rs	22
Commencement Notice	8
Common Areas	6
Comparable Area,	Exhibit F
Comparable Buildings	Exhibit F
Comparable Transactions	Exhibit F
Construction Designs	Exhibit B
Construction Drawings	Exhibit B
Contractor	Exhibit B
Control,	38
Controllable Expenses	17
Cosmetic Alterations	25
Cost Proposal	Exhibit B
Cost Proposal Delivery Date	Exhibit B
Damage Termination Date	33
Damage Termination Notice	33
Direct Expenses	12
Direct Expenses,	12
Disputed Amounts	25
Earthquake Damage	16
Economic Default	7
Election Notice	7
Election Period	7
Eligibility Period	11
Emergency	25
Energy Disclosure Requirements	56
Engineers	Exhibit B
Environmental Laws	54
Environmental Permits	55
Equipment Lienor	27
Estimate	20
Estimate Statement	20
Estimated Direct Expenses	20
Excess	20
Exercise Notice	9

(ii)

Page(s)

Existing CC&Rs	22
Expense Year	12
Final Working Drawings	Exhibit B
First Refusal Notice	6
First Refusal Rejection	7
First Refusal Space	6
First Refusal Space Amendment	7
First Refusal Space Commencement Date	7
First Refusal Space Lease	7
First Refusal Space Rent	7
first-class	3
Force Majeure	50
Future CC&Rs	22
Hazardous Material(s)	54
Identification Requirements	53
Initial Notice	11
Interest Rate	46
Landlord Parties	28
Landlord Response Date	9
Landlord Response Notice	9
Landlord Supervision Fee	Exhibit B
Landlord’s Option Rent Calculation	9
Landlord’s Warranty	4
Lease Commencement Date	8
Lease Expiration Date	8
Lease Month	8
Lease Term	8
Lease Year	8
Lines	53
Mail	50
Management Fee Cap	16
Market Rate Schedule	9
material monetary loss	4
Material Non-Economic Default	7
Neutral Arbitrator	9
New Lease Notice	39
Notices	50
Objectionable Name	45
OFAC	57
Operating Expenses	12
Option Rent	9
Option Term	8
Original Improvements	29
Original Tenant	6
Other Buildings	19
Outside Agreement Date	9
Over-Allowance Amount	Exhibit B
Parking Areas	5
Patriot Act	57
Permits	Exhibit B
Permitted Transferee	38
Permitted Use	3
Premises	4
Prohibited Persons	57
Project	5
Project Sign Criteria	43
Proposition 13	18
Refusal Space Lease Term	8
Reimbursement Notice	25
Renewal Allowance	Exhibit F
Renewal Allowance Increase	Exhibit F

(iii)

Page(s)

Renovations	52
Rent	12
Review Period	21
Rooftop Equipment	57
Rules and Regulations	22
Secured Areas	47
Security Deposit	43
Sign Specifications	44
SNDA	40
Statement	19
Subject Space	35
Subleasing Costs	36
Superior Holders	40
Supplemental Statement	20
Tax Expenses	17
TCCs	4
Tenant Adverse Impact	5
Tenant Damage	5
Tenant Delays	Exhibit B
Tenant Energy Use Disclosure	56
Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	Exhibit B
Tenant Parties	28
Tenant’s Option Rent Calculation	9
Tenant’s Property	27
Tenant’s Share	18
Third Party CGL	31
Third Party Contractor	31
Transfer	37
Transfer Notice	35
Transfer Premium	36
Transferee	35
Transfers	35
TRIPLE NET	2
Utilities Costs	18
Warranty Period	4
Work Letter	4
Working Drawing Design Problem	Exhibit B
worth at the time of award	41

(iv)

GENESIS CAMPUS POINT

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between AP3-SD1 CAMPUS POINT LLC, a Delaware limited liability company (“Landlord”), and HERON THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

	TERMS OF LEASE		DESCRIPTION

1.	Date:		October 18, 2016.

2.	Premises:

	2.1	Building:	That certain seven (7)-story building located at 4242 Campus Point Court, San Diego, California.

	2.2	Premises:	All of the approximately 28,275 rentable square feet of space located on the second floor of the Building, as further set forth in Exhibit A attached to this Lease.

	2.3	Project:	The Building is part of an office-building project known as “GENESIS CAMPUS POINT” containing approximately 314,134 rentable square feet and as further set forth in Section 1.1.2 of this Lease.

3.	Lease Term (Article 2):

	3.1	Length of Term:	Approximately seven (7) years and four and one-half (4.5) months.

	3.2	Lease Commencement Date:	The date upon which Phase One of the Premises (as identified in Exhibit G) are Ready for Occupancy pursuant to the Work Letter, which Lease Commencement Date is anticipated to be December 1, 2016 (the “Phase One Anticipated Delivery Date”). It is anticipated that Landlord shall deliver a portion of the Premises identified as Phase Two in Exhibit G Ready for Occupancy on March 1, 2017 (the “Phase Two Anticipated Delivery Date”).

	3.3	Lease Expiration Date:	The date that is eighty-eight months and fifteen (15) days after the Lease Commencement Date occurs.

	3.4	Option Terms:	One (1) five (5)-year option to renew, as more particularly set forth in Section 2.3 of this Lease.

4.	Base Rent (Article 3):

Period During Lease Term	Annualized Base Rent*	Monthly Installment of Base Rent*	Monthly Rental Rate per Rentable Square Foot*

Months 1-12	$1,299,519.00	$108,293.25	$3.83

Months 13-24	$1,338,504.60	$111,542.05	$3.94

Months 25-36	$1,378,659.72	114,888.31	$4.06

Months 37-48	$1,420,019.52	$118,334.96	$4.19

Months 49-60	$1,462,620.12	$121,885.01	$4.31

Months 61-72	$1,506,498.72	$125,541.56	$4.44

Months 73-84	$1,551,693.60	$129,307.80	$4.57

Months 85-89	$1,598,244.48	$133,187.04	$4.71

*	The initial monthly installment of Base Rent amount was calculated by multiplying the initial monthly rental rate per rentable square foot amount by the number of rentable square feet of space in the Premises, and the initial annual Base Rent amount was calculated by multiplying the initial monthly installment of Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the full calendar month that is Lease Month 13, the calculation of each monthly installment of Base Rent amount reflects an annual increase of three percent (3.0%) and each annual Base Rent amount was calculated by multiplying the corresponding monthly installment of Base Rent amount by twelve (12).
**	The amounts identified in the column entitled “Monthly Rental Rate per Rentable Square Foot” are rounded amounts provided for informational purposes only.

Pursuant to the express terms of Section 3.2 of this Lease, and notwithstanding any provision to the contrary set forth herein, Tenant’s obligation to pay the monthly installments of Base Rent attributable to the “Base Rent Abatement Period” (as that term is defined in, and as more particularly set forth in, Section 3.2 below) shall be abated to the extent provided in said Section 3.2.

5.	Operating Expenses, Tax Expenses and Utilities Costs (Article 4):	This is a “TRIPLE NET” lease and as such, certain applicable provisions contained in this Lease are intended to pass on to Tenant and reimburse Landlord for certain costs and expenses (including, without limitation, Operating Expenses, Tax Expenses and Utilities Costs) incurred by Landlord and reasonably associated with this Lease, the Building, and Tenant’s operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

6.	Tenant’s Share (Article 4):	21.28% (with respect to the Building), subject to allocation (with respect to the Project) as set forth in Section 4.3 below.

7.	Permitted Use (Article 5):	Tenant shall use the Premises solely for (i) corporate headquarters and general office use, (ii) the manufacturing, testing, and research and development of biotechnology, medical diagnostics and pharmaceutical products, (iii) storage and shipping of biotechnology, medical diagnostics and pharmaceutical products, and (iv) any other uses reasonably related to the foregoing and permissible under the zoning classification for the Project (collectively, the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in this Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) Landlord’s “Rules and Regulations,” as that term is set forth in Section 5.2 of this Lease, (B) all “Applicable Laws,” as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the “CC&Rs,” as that term is set forth in Section 5.3 of this Lease, and (D) the character of the Project as a “first-class” office/biotechnology building Project (as used herein, the term “first-class” means and refers to the then existing quality standards of comparable projects containing Comparable Buildings, as that term is defined in Exhibit F attached hereto).

8.	Security Deposit (Article 21):	$133,187.04.

9.	Parking Pass Ratio (Article 28):	Eighty-four (84) unreserved parking passes, all as more particularly described in Article 28 of this Lease.

10.	Address of Tenant (Section 29.18):	Heron Therapeutics, Inc. 12707 High Bluff Drive, Suite 200 San Diego, California 92130 Attention: David Szekeres E-mail: dszekeres@herontx.com (Prior to Lease Commencement Date)

	and	Heron Therapeutics, Inc. 4242 Campus Point Court, Suite 200 San Diego, California 92121 Attention: David Szekeres E-mail: dszekeres@herontx.com (After Lease Commencement Date)

11.	Address of Landlord (Section 29.18):	See Section 29.18 of this Lease.

12.	Brokers (Section 29.24): Representing Tenant: Cushman & Wakefield	Representing Landlord: Jones Lang LaSalle

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and the Premises contains approximately the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate outline of the Premises, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the access ways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the “Work Letter”), Tenant shall accept the Premises in its otherwise existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Work Letter. Notwithstanding the foregoing, but subject to applicable warranty and/or exemption provisions expressly set forth below in this Lease, Landlord shall deliver the Premises, the Base Building and the Improvements (as defined in the Work Letter, and as subject to Article 3 of the Work Letter) to Tenant on the Lease Commencement Date in good working order, condition and repair. Except as otherwise provided in this Lease, the taking of possession of the Premises by Tenant on the Lease Commencement Date shall conclusively establish that the Base Building and Premises were at such time in good and sanitary order, condition and repair, subject only to (A) Punch-List Items (as that term is defined in the Work Letter), (B) latent defects brought to Landlord’s attention in writing within one (1) year following the Lease Commencement Date, (C) Landlord’s obligations set forth in Article 7 of this Lease with respect to the condition and repair of the Base Building, (D) Landlord’s obligations set forth in Article 24 of this Lease with regard to compliance with “Applicable Laws,” as that term is defined in such Article 24, (E) Landlord’s obligations set forth in Section 29.33 of this Lease with respect to “Hazardous Materials,” as that term is defined in such Section 29.33, and (F) notwithstanding any provision to the contrary contained in the foregoing items (A) through (E) hereinabove, the express warranty contained hereinbelow. Notwithstanding anything in this Lease to the contrary, during the first one (1) year of the initial Lease Term (“Warranty Period”), Landlord shall, at Landlord’s sole cost and expense (all of which shall be excluded from “Operating Expenses,” as that term is defined in Section 4.2.4 below), repair or replace (x) any failed or inoperable portion of the Improvements and the Base Building, (y) any latent defects in the Premises, Improvements and/or Base Building brought to Landlord’s attention within the Warranty Period, and (z) any portion of the Premises or Improvements that fail to comply with Applicable Laws in effect as of the Lease Commencement Date, provided that Landlord’s failure to comply with such Applicable Laws as described in clause (z) hereinabove would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises or compliance with such applicable laws is otherwise requested or required by any applicable governmental authority, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees or otherwise materially interfere with or materially affect Tenant’s Permitted Use and enjoyment of the Premises, or would create a material risk of material monetary loss (“material monetary loss” meaning exceeding $10,000.00) to Tenant in connection with any claims against Tenant and/or obligations imposed on Tenant to perform and/or pay for any remedial work and/or to pay for any liens (mechanics’ liens, materialmen’s liens and etc.), fines and/or other penalties arising from such non-compliance by Landlord (collectively, “Landlord’s Warranty”). Notwithstanding the foregoing, Landlord’s Warranty shall not include any repairs or replacements (1) caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, “Tenant Damage”), (2) caused by any modifications, Alterations or improvements constructed by or on behalf of Tenant (except for the Improvements constructed by Landlord pursuant to the Work Letter), or (3) to the extent such repairs or replacements are (i) covered by a warranty and/or guaranty provided by the Contractor pursuant to Article 3 of the Work Letter, and (ii) either (a) actually paid for by the Contractor pursuant to and in accordance with the applicable provisions of such warranty and/or guaranty so provided pursuant to Article 3 of the Work Letter (i.e., if any such repairs and/or replacements are covered by a warranty and/or guaranty provided by the Contractor pursuant to Article 3 of the Work Letter, and the Contractor fails, refuses, or is unable (due to bankruptcy, going out of business or otherwise) to honor its obligation to warrant or guaranty such repairs and/or replacements, then Landlord’s Warranty shall cover and include any such repairs and/or replacements, but only to the extent of the Contractor’s failure, refusal and/or inability to follow through with respect to the same), or (b) would have been paid for by the Contractor pursuant to and in accordance with the applicable provisions of such warranty and/or guaranty (as provided pursuant to Article 3 of the Work Letter) had Tenant used commercially reasonable efforts to enforce the same, in which case, Tenant shall be solely responsible for such repair or replacement. To the extent repairs which Landlord is required to make pursuant to this Section 1.1.1 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.

1.1.2 The Building and The Project. The Building consists of seven (7) floors with a total of 132,873 rentable square feet and is part of a multi-building commercial project known as “Genesis Campus Point”, located in the City of San Diego. The term “Project” as used in this Lease, shall mean, collectively: (i) the Building; (ii) the other existing buildings located at 4224 Campus Point Court, 4242 Campus Point Court and 4244 Campus Point Court within the site (collectively, the “Other Existing Buildings”); (iii) any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Building and/or the Other Existing Buildings, which are designated from time to time by Landlord (and/or any other owners of the Project) as common areas appurtenant to or servicing the Building, the Other Existing Buildings and any such other improvements (so long as such designations do not result in a Tenant Adverse Impact, as defined hereinbelow); (iv) any additional buildings, improvements, facilities and common areas which Landlord (and/or any other owners of the Project and/or any common area association formed by Landlord, Landlord’s predecessor-in-interest and/or Landlord’s assignee for the Project) may add thereto from time to time within or as part of the Project (so long as such additions do not result in a Tenant Adverse Impact); and (v) the land upon which any of the foregoing are situated. The site plan depicting the current configuration of the Project is attached hereto as Exhibit A-1. The Building, as well as each of the Other Existing Buildings contain parking areas (“Parking Areas”). Notwithstanding the foregoing or anything contained in this Lease to the contrary, (A) Landlord has no obligation to expand or otherwise make any improvements within the Project, including, without limitation, any of the outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities which may be depicted on Exhibit A-1 attached hereto (as the same may be modified by Landlord (and/or any other owners of the Project) from time to time without notice to Tenant), other than Landlord’s obligations (if any) specifically set forth in this Lease or in the Work Letter, and (B) Landlord (and/or any other owners of the Project) shall have the right from time to time to include or exclude any improvements or facilities within the Project, at such party’s reasonable election, as more particularly set forth in Section 1.1.3 below, so long as such inclusions or exclusions do not result in a Tenant Adverse Impact. As used herein, the term “Tenant Adverse Impact” means: (1) an unreasonable interference with (a) the rights granted to Tenant under this Lease, (b) Tenant’s access to the Premises and the Building, (c) Tenant’s normal business operations in the Premises, or (d) Tenant’s use of the Premises for the Permitted Use granted under Section 5.1 below; and/or (2) a material and adverse increase in Tenant’s obligations under this Lease.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and Tenant’s use thereof shall be subject to such reasonable and non-discriminatory rules, regulations and restrictions as Landlord may make from time to time (but Tenant shall not be obligated to comply with any additions, amendments and/or modifications to such rules, regulations and restrictions unless and until Tenant receives written notice thereof from Landlord), provided that such rules, regulations and restrictions (and all additions, amendments and/or modifications thereof, if any) do not result in a Tenant Adverse Impact, and provided further that Landlord shall at all times maintain and operate the Common Areas in a “first-class” manner materially consistent with the common areas of the Comparable Buildings. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas with at least fifteen (15) days’ prior written notice to Tenant (except in the case of an emergency, in which case Landlord shall provide Tenant such shorter notice as may be reasonable under the circumstances); provided that no such changes shall be permitted which cause any Tenant Adverse Impact. Except when and where Tenant’s right of access is specifically excluded as a result of (i) an emergency, (ii) a requirement of law, or (iii) an express provision set forth in this Lease, Tenant shall have the right of access to the Premises and the Project parking facility twenty-four (24) hours per day, seven (7) days per week and every day of the year during the “Lease Term,” as that term is defined in Section 2.1, below.

1.2 Stipulation of Rentable Square Feet of Premises and Project. For purposes of this Lease, “rentable square feet” and “usable square feet” (as applicable) of the Premises shall be deemed as set forth in Section 2.2 of the Summary and the rentable square feet of the Project shall be deemed as set forth in Section 2.3 of the Summary and such amounts shall not be subject to adjustment or re-measurement by Landlord or Tenant during the Lease Term.

1.3 Right of First Refusal. Landlord hereby grants to the Tenant originally named herein (the “Original Tenant”) and its “Permitted Transferees” (as that term is defined in Section 14.7 of this Lease), a one-time right of first refusal during the Lease Term (including any extensions thereof, either pursuant to the terms of Section 2.3 or otherwise), with respect to any particular “directly available” space for lease by Landlord (as opposed to any sublease, license or other occupancy rights from a master tenant to a third party) located on the fourth floor of the Building (the “First Refusal Space”).

1.3.1 Procedure for Lease.

1.3.1.1 Procedure for Offer. Landlord shall notify Tenant (the “First Refusal Notice”) from time to time when and if Landlord receives a “bona-fide third-party offer” for the First Refusal Space (or any portion thereof); provided, however, that in the event the First Refusal Notice pertains to space that is in addition to space on the fourth floor, then such additional space shall be deemed to be part of the First Refusal Space. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space (or any portion thereof). The First Refusal Notice shall describe the First Refusal Space, and the lease term, rent and other fundamental economic terms and conditions upon which Landlord proposes to lease such First Refusal Space pursuant to the bona-fide third-party offer. For purposes of this Section 1.3, a “bona-fide third-party offer” shall mean a counter-offer received by Landlord to lease First Refusal Space from an unaffiliated and qualified third party which Landlord would otherwise be willing to accept (but for Tenant’s superior rights hereunder). For purposes of example only, the following would each constitute a bona-fide third-party offer:

(a) Landlord receives a request for proposal from an unaffiliated third party. Landlord, in Landlord’s sole and absolute discretion, responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the same unaffiliated third party to which it originally responded.

(b) Landlord receives a written offer to lease from an unaffiliated third party. Landlord, in Landlord’s sole and absolute discretion, responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord’s counter offer from the same unaffiliated third party to which it originally responded.

1.3.1.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the First Refusal Space described in the First Refusal Notice,

then within five (5) business days of its receipt of the First Refusal Notice from Landlord (the “Election Period”), Tenant shall deliver to Landlord written notice (an “Election Notice”) of Tenant’s exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice (including any and all additional space (in addition to space on the fourth (4th) floor) that is the subject of such bona-fide third party offer) at the rent, for the term and upon the other fundamental economic terms and conditions contained in such First Refusal Notice, including, but not limited to, rental concessions and improvement allowances. If Tenant does not so notify Landlord within such Election Period of Tenant’s exercise of its first refusal right, or Tenant affirmatively elects not to exercise such first refusal right (either of the foregoing being referred to herein as a “First Refusal Rejection”), then Landlord shall be free to negotiate and enter into a lease for the First Refusal Space to anyone whom it desires on (i) the net-effective economic terms which are no more than five percent (5.0%) more beneficial to such party than those set forth in the First Refusal Notice (as determined by calculating the net rent on an effective basis, which net effective rent shall then be present valued and reduced by all upfront concessions and, thereafter, shall be future valued into an average annual constant rental rate figure) and (ii) the fundamental non-economic terms that are not materially more beneficial to such party (as reasonably determined by Landlord) than those set forth in the First Refusal Notice. In the event Landlord does not lease such First Refusal Space pursuant to the foregoing sentence within a period of one hundred eighty (180) days commencing upon the expiration of the Election Period, Tenant’s rights to such space under this Section 1.3 shall after such period renew.

1.3.2 Amendment to Lease. If Tenant timely exercises Tenant’s right of first refusal to lease First Refusal Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease (the “First Refusal Space Amendment”) for such First Refusal Space upon the terms set forth in the First Refusal Notice, including, but not limited to rent (the “First Refusal Space Rent”), but otherwise upon the TCCs set forth in this Lease and this Section 1.3. Notwithstanding the foregoing, Landlord may, at its sole option, require that a separate lease be executed by Landlord and Tenant in connection with Tenant’s lease of the First Refusal Space, in which event such lease (the “First Refusal Space Lease”) shall be on the same TCCs as this Lease, except as provided in this Section 1.3 and specifically in this Lease to the contrary. The First Refusal Lease, if applicable, shall be executed by Landlord and Tenant within thirty (30) days following Tenant’s exercise of its right to lease the First Refusal Space. Notwithstanding the foregoing documentation obligations, Landlord and Tenant hereby acknowledge and agree that Tenant’s timely delivery of the Election Notice shall, in and of itself, conclusively establish Tenant’s obligation to lease the subject First Refusal Space on the express TCCs set forth in the corresponding First Refusal Notice.

1.3.3 Required Occupancy Threshold; No Defaults. The rights contained in this Section 1.3 shall be personal to the Original Tenant and its Permitted Transferees and may only be exercised by the Original Tenant or a Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or a Permitted Transferee occupies not less than seventy-five percent (75%) of the then-existing Premises. The right to lease the First Refusal Space as provided in this Section 1.3 may not be exercised if, as of the date Tenant attempts to exercise its right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, or as of the scheduled date of delivery of such First Refusal Space to Tenant, (A) Tenant is in “Economic Default” or “Material Non-Economic Default” (as those terms are defined below) pursuant to the terms of this Lease (beyond the expiration of all applicable notice and cure periods), and (B) Tenant has previously been in Economic Default or Material Non-Economic Default under this Lease (beyond the expiration of all applicable notice and cure periods) more than twice during the previous twelve (12) month period. For purposes hereof, an “Economic Default” shall mean any default contemplated by the terms of Section 19.1.1 of this Lease, and a “Material Non-Economic Default” shall mean any of the defaults identified in Sections 19.1.3 through 19.1.6 of this Lease. With respect to any portion of the First Refusal Space that is the subject of a First Refusal Notice for which Tenant fails to timely exercise its rights in accordance with this Section 1.3, and for which Landlord is not obligated to re-offer to Tenant pursuant to the terms of Section 1.3.1.2 above, the right of first refusal therefor shall expire and terminate.

1.3.4 First Refusal Space Commencement Date; Construction in First Refusal Space. The commencement date for the First Refusal Space shall be the applicable date specified in the applicable First Refusal Notice (the “First Refusal Space Commencement Date”), unless otherwise agreed to by Landlord and Tenant. The term of Tenant’s occupancy of the First Refusal Space shall be referred to herein as a “Refusal Space Lease Term.” Except as otherwise expressly identified in the First Refusal Notice, Tenant shall take the First Refusal Space in its “as is” condition as of the First Refusal Space Commencement Date, and the construction of improvements in the First Refusal Space shall comply with the terms of Article 8 of this Lease.

ARTICLE 2

LEASE TERM; OPTION TERMS

2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. For purposes of this Lease, the term “Lease Month” shall mean each succeeding calendar month during the Lease Term; provided that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term and that the last Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C attached hereto (the “Commencement Notice”), as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof; provided, however, that if the Commencement Notice is not factually correct, then Tenant shall make such changes as are necessary to make the Commencement Amendment factually correct and shall thereafter execute and return such corrected Commencement Notice to Landlord within such ten (10) business day period and thereafter the dates set forth on such corrected Commencement Notice shall be conclusive and binding upon Tenant and Landlord, unless Landlord, within ten (10) business days following receipt of Tenant’s changes, sends a notice to Tenant rejecting Tenant’s changes, whereupon this procedure shall be repeated until the parties mutually agree upon the contents of the Commencement Notice.

2.2 Intentionally omitted.

2.3 Option Term.

2.3.1 Option Right. Landlord hereby grants the Original Tenant and its Permitted Transferees one (1) option to extend the Lease Term for the entire Premises, and any First Refusal Space if Tenant leases such First Refusal Space, by a period of five (5) years (the “Option Term”). Such option shall be exercisable only by an Exercise Notice (as that term is defined in Section 2.3.3 below) delivered by Tenant to Landlord as provided below, provided that, 33

2.3.2 as of the date of delivery of such Exercise Notice, (i) Tenant is not then in Economic Default or Material Non-Economic Default under this Lease (beyond the expiration of all applicable notice and cure periods), and (ii) Tenant has not been in Economic Default or Material Non-Economic Default under this Lease (beyond the expiration of all applicable notice and cure periods) more than twice during the prior twelve (12) month period. Upon the proper exercise of the option to extend, and provided that, as of the end of the initial Lease Term, (A) Tenant is not in Economic Default or Material Non-Economic Default under this Lease (beyond the expiration of all applicable notice and cure periods), and (B) Tenant has not been in Economic Default or Material Non-Economic Default under this Lease (beyond the expiration of all applicable notice and cure periods) more than twice during the prior twelve (12) month period, the initial Lease Term shall be extended for the Option Term. The rights contained in this Section 2.3 shall only be exercised by the Original Tenant or its Permitted Transferee (and

not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or its Permitted Transferee is in occupancy of at least fifty percent (50%) of the rentable area of the entire then-existing Premises.

2.3.3 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Market Rent,” as that term is defined in, and determined pursuant to, Exhibit F attached hereto; provided, however, that the Market Rent for each Lease Year during the Option Term, shall be equal to the amount set forth on a “Market Rate Schedule,” as that term is defined below. The “Market Rate Schedule” shall be derived from the Market Rent for the Option Term as determined pursuant to Exhibit F, attached hereto, as follows: (i) the Market Rent for the first (1st) Lease Year of the Option Term shall be calculated as more particularly set forth on Exhibit F attached hereto, and (ii) the Market Rent for each subsequent Lease Year shall be equal to one hundred three percent (103%) of the prior Lease Year’s Market Rent. The calculation of the Market Rent shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit F.

2.3.4 Exercise of Option. The option contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.3. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, stating that Tenant is exercising its option. Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”). Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice and Tenant’s Option Rent Calculation (the “Landlord Response Date”), stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or if Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, then the parties shall follow the procedure set forth in Section 2.3.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.3.4 below.

2.3.5 Determination of Market Rent. In the event Tenant objects or is deemed to have objected to the Market Rent, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within sixty (60) days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (the “Outside Agreement Date”), then, within two (2) business days following such Outside Agreement Date, (i) Landlord may re-calculate the Landlord’s Option Rent Calculation by delivering written notice thereof to Tenant, and (ii) Tenant may re-calculate the Tenant’s Option Rent Calculation by delivering written notice thereof to Tenant. If Landlord and Tenant thereafter fail to reach agreement within seven (7) business days of the Outside Agreement Date, then in connection with the Option Rent, Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, each as most recently delivered to the other party pursuant to the TCCs of this Section 2.3, shall be submitted to the “Neutral Arbitrator,” as that term is defined in Section 2.3.4.1 of this Lease, pursuant to the TCCs of this Section 2.3.4. The submittals shall be made concurrently with the selection of the Neutral Arbitrator pursuant to this Section 2.3.4 and shall be submitted to arbitration in accordance with Sections 2.3.4.1 through 2.3.4.5 of this Lease, but subject to the conditions, when appropriate, of Section 2.3.3.

2.3.5.1 Landlord and Tenant shall mutually and reasonably appoint one (1) arbitrator who shall by profession be a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of Comparable Buildings (the “Neutral Arbitrator”). The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation, each as submitted to the Neutral Arbitrator pursuant to Section 2.3.4, above, is the closest to the actual Market Rent as determined by such Neutral Arbitrator, taking into account the requirements of Section 2.3.2 of this Lease. Such Neutral Arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Neither the Landlord or Tenant or either party’s arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior to, or subsequent to, his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.3.5.2 The Neutral Arbitrator shall, within thirty (30) days of his/her appointment, reach a decision as to Market Rent and determine whether the Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation, each as submitted to the Neutral Arbitrator pursuant to Section 2.3.4, above, is closest to Market Rent as determined by such Neutral Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation is closest to the Market Rent as determined by such Neutral Arbitrator. Following notification of the Award, the Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation, whichever is selected by the Neutral Arbitrator as being closest to Market Rent, shall become the then applicable Option Rent.

2.3.5.3 The Award issued by such Neutral Arbitrator shall be binding upon Landlord and Tenant.

2.3.5.4 If Landlord and Tenant fail to appoint the Neutral Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint such Neutral Arbitrator subject to the criteria in Section 2.3.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Neutral Arbitrator.

2.3.5.5 The cost of arbitration shall be paid by the party whose “Option Rent Calculation” is not selected by the Neutral Arbitrator as being the closest to Market Rent (i.e., the non-prevailing party).

ARTICLE 3

BASE RENT

3.1 In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the Rent payment address set forth in Section 29.18 below, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency or by an electronic funds transfer of immediately available funds to an account designated by Landlord, which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first (1st) full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease, together with the anticipated monthly amount of Additional Rent corresponding to such first (1st) full month of the Lease Term. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, then the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, multiplied by (ii) the then-applicable monthly installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. Notwithstanding any contrary provisions set forth in this Article 3 and in Section 4 of the Summary, Tenant shall not be obligated to pay the monthly installments of Base Rent attributable to the Premises for the first two full calendar months of the Lease Term, and then shall be obligated to pay only one-half of the Base Rent attributable to the Premises for the third, fourth, fifth, sixth and seventh full calendar months of the Lease Term (collectively, the “Base Rent Abatement”; such period of abatement hereinafter referred to as the “Base Rent Abatement Period”), which Base Rent Abatement Period is anticipated to run from December 1, 2016 through June 30, 2017. In connection with the foregoing, but subject to the express provisions of this Section 3.2, the Base Rent Abatement provided to Tenant pursuant to this Section 3.2 during the Base Rent Abatement Period shall not exceed an aggregate of Four

Hundred Eighty-Seven Thousand Three Hundred Nineteen and 60/100 Dollars ($487,319.60) (i.e., $108,293.25 per month during the first and second full calendar months of the Lease Term, and $54,146.62 per month during the third through and including the seventh full calendar months of the Lease Term). Notwithstanding the foregoing, if (a) Landlord delivers Phase One to Tenant Ready for Occupancy on or before the Phase One Anticipated Delivery Date, then Tenant shall lose one full month of Base Rent Abatement, and/or (b) Landlord delivers Phase Two to Tenant Ready for Occupancy on or before the Phase Two Anticipated Delivery Date, then Tenant shall lose one full month of Base Rent Abatement (i.e., a maximum of two full months of lost Base Rent Abatement). Conversely, if (c) Landlord fails to deliver Phase One to Tenant Ready for Occupancy on or before the Phase One Anticipated Delivery Date; provided, however, that such Phase One Anticipated Delivery Date shall be deemed extended by one (1) day for each day of Tenant Delay including any delay by Tenant in adhering to the development schedule attached hereto as Schedule 2 of Exhibit B and Force Majeure delays (but excluding delays in obtaining required governmental permits within the time periods set forth in the development schedule), then Tenant shall be entitled to receive one additional full month of Base Rent Abatement, and/or (d) Landlord fails to deliver Phase Two to Tenant Ready for Occupancy on or before the Phase Two Anticipated Delivery Date; provided, however, that such Phase Two Anticipated Delivery Date shall be deemed extended by one (1) day for each day of Tenant Delay (including any delay by Tenant in adhering to the development schedule) and Force Majeure delays (but excluding delays in obtaining required governmental permits within the time periods set forth in the development schedule), then Tenant shall be entitled to receive one additional full month of Base Rent Abatement (i.e., a maximum of two full months of additional Base Rent Abatement). By way of example only, (x) if Landlord delivers Phase One on or before the Phase One Anticipated Delivery Date and delivers Phase Two on or before the Phase Two Anticipated Delivery Date, then Tenant shall lose two full months of Base Rent Abatement, which shall be the first and second full calendar months of the Lease Term, (y) if Landlord fails to deliver Phase One on or before the Phase One Anticipated Delivery Date and fails to deliver Phase Two on or before the Phase Two Anticipated Delivery Date, then Tenant shall be entitled to receive two full months of additional Base Rent Abatement, which shall be the eighth and ninth full calendar months of the Lease Term, and (z) if Landlord delivers Phase One on or before the Phase One Anticipated Delivery Date but fails to deliver Phase Two on or before the Phase Two Anticipated Delivery Date, or vice versa, then there shall be no change in the amount of Base Rent Abatement, because the two events shall offset each other. Tenant acknowledges and agrees that during such Base Rent Abatement Period, such abatement of Base Rent shall have no effect on the calculation of any Direct Expenses payable by Tenant pursuant to the terms of this Lease, which Direct Expenses (if any) shall be payable during the Base Rent Abatement Period without regard to the Base Rent Abatement. Additionally, notwithstanding the foregoing, Tenant shall remain and be obligated to pay during the Base Rent Abatement Period: (i) all “Additional Rent,” as that term is defined in Section 4.1, below; and (ii) any “Additional Monthly Base Rent,” as that term is defined in Section 2.2 of the Work Letter. The foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under this Lease. If Tenant shall be in Economic Default or Material Non-Economic Default under this Lease at any time during the Base Rent Abatement Period beyond the expiration of all applicable notice and cure periods, if any, then the unamortized portion of the Base Rent Abatement granted to Tenant pursuant to this Section 3.2 may be considered when determining the remedies available to Landlord pursuant to the terms of Article 19 of this Lease.

3.3 Abatement Event. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease (including, without limitation, Articles 7 and 27 and Sections 29.30 and 29.33 of this Lease), and (ii) such failure causes all or a portion of the Premises to be un-tenantable and unusable by Tenant, then Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within three (3) days after the receipt of the Initial Notice (the “Eligibility Period”), then Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Abatement Event and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within three (3) business days of its receipt of the Additional Notice, then Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date that is three (3) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises

(or as to all of the Premises, if the portion which is un-tenantable materially impairs Tenant’s ability to conduct business from the Premises). Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 3.3, Section 4 of the Summary, Section 3.2, Article 7, Section 11.1, Article 13, Article 27, Section 29.30, and Section 29.33 of this Lease, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant or Landlord which survive the expiration or earlier termination of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 and the obligations of Landlord to refund to Tenant any overpayment of such Additional Rent shall survive the expiration or earlier termination of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 Intentionally Deleted.

4.2.2 “Direct Expenses” shall mean “Operating Expenses”, “Tax Expenses” and “Utilities Costs.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during, and that are properly allocated to, any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting principles, consistently applied. Without limiting the generality of the foregoing, and except as otherwise expressly set forth in this Lease, Operating Expenses shall specifically include any and all of the following: (i) subject to exclusions in clauses (c) and (ff) and this clause (i) below, the cost of supplying all utilities (except for costs of utilities provided to the Premises and/or the premises of other tenants of the Project since such utilities with respect to the Premises are directly provided and paid for by Tenant pursuant to Section 6.1 below), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) subject to exclusions in clauses (c), (aa) and (bb) below, the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, re-lamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any Common Area portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) subject to the Management Fee Cap, as defined below, fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) except as otherwise provided below in this Lease, payments under any equipment rental agreements and the fair rental value of any Project management office space actually used for, occupied for, or otherwise used in connection with, Project management purposes; (viii) subject to the exclusion in clause (f) below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of “Senior Asset Manager”) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project (but only to the extent such costs would have been included as an Operating Expense pursuant to the TCCs of this Lease had Landlord incurred the costs directly); (x) subject to the exclusions in clauses (c) and (ff) and below, operation, repair, maintenance and replacement of the Base Building and the Common Areas of the Project; (xi) the cost of janitorial, alarm, security and other services (except for the cost of janitorial and security services provided to the Premises or the premises of other tenants of the Project since such services with respect to the Premises are directly provided and paid for by Tenant pursuant to Section 6.1 below), replacement of fixtures in Common Areas, maintenance and replacement (to the extent reasonably necessary) of curbs and walkways, repair to roofs (but not replacement of any roofs, except to the extent permitted under clause (xiii) below); (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or costs of items that constitute capital expenditures (collectively, the “Capital Items”) incurred in connection with the Project (A) which are reasonably anticipated to reduce Operating Expenses, or (B) that are required under any governmental law or regulation by a federal, state or local governmental agency, to the extent such law or regulation was not enacted or enforced prior to the Lease Commencement Date, but expressly excluding capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date; provided, however, that any properly included Capital Items shall nevertheless be amortized with interest at the Interest Rate over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles, consistently applied, or with respect to Capital Items under clause (A) hereinabove, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles, consistently applied, and, in each instance, only the then-current amortized portion of such Capital Item shall be included in Operating Expenses for each applicable Expense Year; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, declaration, restrictive covenant, or other recorded instrument pertaining to the sharing of costs by the Project.

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, accounting fees, space planners’ fees, advertising and promotional expenses, lease negotiation, lease enforcement, and brokerage and finders’ fees incurred in connection with the original construction or development, or original or future or attempted leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for any tenants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project or parking facilities);

(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest, points, fees and principal payments on mortgages and other debt costs, if any, and penalties and interest incurred in connection with the Project;

(c) costs for which the Landlord is reimbursed, or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts and/or had Landlord maintained the insurance required to be maintained by Landlord hereunder, by any tenant or occupant of the Project, or by insurance proceeds from its insurance carrier or any tenant’s carrier, by condemnation proceeds, or by a contractor, manufacturer, supplier or any other third party pursuant to any warranty or otherwise, or by anyone else, and utility costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs (including attorneys’ fees) and all costs of settlement, judgments and payments in lieu thereof arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Project and/or the site upon which the Project is situated, and Landlord’s general corporate overhead and general and administrative expenses;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of “Senior Asset Manager”;

(g) amount paid as ground lease rental for the Project by Landlord;

(h) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the typical costs of such services rendered by qualified, “first-class” unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing HVAC systems, elevators or other items or equipment which if purchased, rather than rented, the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services to the Common Areas of the Project, and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project

(k) all items and services for which Tenant or any other tenant in the Project separately reimburses Landlord, not as part of Operating Expenses, and/or expenses in connection with items, services and/or other benefits for which Tenant is charged directly, not as part of Operating Expenses, but which Landlord provides selectively to one or more other tenants (other than Tenant) at no cost and without reimbursement;

(l) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art in the Common Areas of the Project;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) costs, including rent, associated with maintaining a leasing or marketing office (as opposed to a management office) for the Project, and rent for any office space occupied by Project management personnel to the extent (1) the size of such office space exceeds the size of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project, (2) the rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project;

(o) costs to the extent arising from the negligence, willful misconduct or illegal acts of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(p) costs incurred to comply with laws relating to the removal of Hazardous Material which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;

(q) costs (including, without limitation, fines, penalties, interest, and costs of repairs, replacements, alterations and/or improvements) incurred in bringing the Project into compliance with laws in effect as of the Lease Commencement Date and as interpreted by applicable governmental authorities as of such date, including, without limitation, any costs to correct building code violations pertaining to the initial design or construction of the Building or any other improvements to the Project, to the extent such violations exist as of the Lease Commencement Date under any applicable building codes in effect and as interpreted by applicable governmental authorities as of such date;

(r) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project, or in connection with a dispute between Landlord and any tenant in the Project (including Tenant);

(s) taxes, fees, charges or other penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments when due;

(t) any costs of acquisition or maintenance of signs in or on the Building or Project (other than the building directory) identifying the owner of the Building or Project or other tenants;

(u) any reserves of any kind, including, without limitation, replacement reserves, operating reserves, reserves required by lenders or partners, reserves for bad debts or lost rent or any similar charge;

(v) any costs arising from Landlord’s political or charitable contributions;

(w) any advertising or promotional expenditures account;

(x) any entertainment or travel expenses of Landlord, any affiliate of Landlord, any management agent of Landlord and their respective employees, agents, partners, and affiliates;

(y) any costs of any parties, ceremonies or other events for tenants, Landlord, Landlord’s affiliates or other third parties and any expenses incurred by Landlord for use of any portions of the Project to accommodate filming or photography beyond the normal expenses otherwise attributable to providing services, such as lighting and HVAC to such public portions of the Project in normal Project operations during standard hours of operation for the Project;

(z) any costs or expenses incurred by Landlord in connection with satellite dishes or similar specialized communications equipment of Landlord or of other persons, tenants or occupants in or about the Project;

(aa) any costs or expenses associated with any new type of insurance coverage (as opposed to replacement coverage) obtained by Landlord (unless and to the extent the same is required to satisfy mandate by an applicable governmental entity) in any Expense Year following the initial Expense Year, unless and to the extent of any increases in such new type of insurance that would have accrued if Landlord had maintained such new type of insurance coverage during the initial Expense Year (reasonably determined) and then only to the extent such new type of insurance coverage is consistent with the practices of institutional landlords of Comparable Buildings;

(bb) to the extent that the Project is damaged as a result of an earthquake (“Earthquake Damage”) and the cost of repairing the Earthquake Damage is not covered by insurance or falls within the deductible, then Tenant’s Share of Direct Expenses for Earthquake Damage repairs in any Expense Year shall not exceed Two and 00/100 Dollars ($2.00) per rentable square foot of the Premises;

(cc) any costs related to any governmental, quasi-governmental, utility company or similar program or plan for water, traffic, hazardous waste, environmental or handicapped access management, mitigation, enhancement or remediation in which participation is voluntary;

(dd) fees payable by Landlord for management of the Project in excess of three percent (3%) (the “Management Fee Cap”) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent and pass-throughs (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof; and

(ee) the cost of the Improvements;

(ff) costs which are Landlord’s sole obligation pursuant to Landlord’s Warranty set forth in Section 1.1.1 of this Lease;

(gg) Tax Expenses (which shall not be included as part of Operating Expenses);

(hh) costs of capital improvements or capital expenditures, all as determined in accordance with standard real estate accounting and management practices, consistently applied, except as specifically permitted in clauses (xii) and (xiii) hereinabove;

(ii) depreciation and amortization, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services, all as determined in accordance with standard real estate accounting practices, consistently applied, and when depreciation or amortization is permitted or required, the subject item(s) shall be amortized over its reasonably anticipated useful life as determined by Landlord in the manner described in clause (xiii) hereinabove, together with interest on the unamortized costs at the Interest Rate;

(jj) costs arising out of the operation, management, maintenance or repair of any retail premises in the Project or any other retail areas operated by Landlord or its agents, contractors or vendors to the extent such costs are uniquely attributable (and separately identifiable) to such retail premises or areas (as opposed to general office use tenancies) or are extraordinary, separately identifiable expenses arising in connection therewith;

(kk) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Project;

(ll) any “validated” parking for any entity;

(mm) any “above-standard” cleaning costs for the Common Areas of the Project, including, but not limited to, construction cleanup or special cleanings associated with parties/events and specific tenant requirements, including related trash collection, removal, hauling and dumping; and

(nn) any balloons, flowers or other gifts provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, then Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, then Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Project, and, to the extent commercially reasonable, Landlord shall make payments for goods, utilities, or services in a timely manner in order to maximize any applicable discount. Except for a management fee (subject to the Management Fee Cap) and subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, Landlord shall not make a profit by charging items to Operating Expenses that are otherwise also charged separately to others, nor collect Operating Expenses from Tenant and all other tenants/occupants in the Project in an amount in excess of what Landlord incurred for the items included in Operating Expenses.

Further, notwithstanding the foregoing, in no event shall “Controllable Expenses,” as that term is defined, below, for any Expense Year after the first full calendar year in which Tenant occupied the entire Premises, increase by more than six percent (6%) per Expense Year, calculated on a cumulative and compounded basis. For example, if Tenant occupies the entire Premises for only a portion of the 2017 calendar year, then the 2018 calendar year shall be deemed to be the calendar year for purposes of determining Direct Expenses and the foregoing cap on Controllable Expenses shall commence in the 2019 calendar year. For purposes of this Lease, “Controllable Expenses” shall mean all Operating Expenses except for the following: (i) Utilities Costs; (ii) expenses incurred by Landlord for union labor or other services which operate as a monopoly, and costs related to market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes; (iii) the cost of all charges for all insurance for the Project carried by Landlord; (iv) costs incurred in connection with upgrading the Project to comply with codes, ordinances, regulations, statutes and/or other laws which first become effective on or after the Lease Commencement Date; (v) all Tax Expenses; (vi) the cost of capital improvements as described in clause (xii) above and Capital Items as described in clause (xiii) hereinabove; and (vii) costs incurred due to an event of Force Majeure.

4.2.5 Taxes.

4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2 Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any governmental assessment, tax, fee, levy, or charge in the nature of a real property tax or personal property tax allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Project Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses and any items specifically excluded from the Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) any special assessments or special taxes initiated by Landlord as a means of financing improvements or construction of onsite or offsite work performed in connection with Landlord’s construction or development of the Project, and (v) tax penalties and interest resulting from Landlord’s failure to timely pay any taxes, assessments and/or informational return(s) when due, unless such non-payment is caused by Tenant’s non-payment of Rent.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.2.7 “Utilities Costs” shall mean all actual charges for utilities for the Building and actual charges for utilities for the Project that have been equitably allocated to the Building which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of HVAC and other utilities, including any lab utilities and central plant utilities (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company) as well as related fees, assessments, measurement meters and devices and surcharges. Utilities Costs shall be calculated assuming the Building (and, during the period of time when such applicable buildings are fully constructed, ready for occupancy, owned by Landlord and included by Landlord within the Project in accordance with the terms hereof, the Other Existing Buildings and any additional buildings, if any, added to the Project) are at least ninety-five percent (95%) occupied. If, during all or any part of any Expense Year, Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project.

4.3 Allocation of Direct Expenses. The parties acknowledge that the Building is part of a multi-building commercial project consisting of the Building, and the Other Existing Buildings and such other buildings as Landlord (and/or any other owners of the Project) may elect to construct and include as part of the Project from time to time in accordance with the terms hereof (the Other Existing Buildings and any such other buildings are sometimes referred to herein, collectively, as the “Other Buildings”), and that certain of the costs and expenses incurred in connection with the Project (i.e. the Operating Expenses, Tax Expenses and Utilities Costs) shall be shared among the Building and/or such Other Buildings, while certain other costs and expenses which are solely attributable to the Building and such Other Buildings, as applicable, shall be allocated directly to the Building and the Other Buildings, respectively. Accordingly, as set forth in Sections 4.1 and 4.2 above, but subject to the limitations contained in this Section 4.3, Operating Expenses, Tax Expenses and Utilities Costs are determined annually for the Project as a whole (excluding, however, any such costs incurred solely by an owner of any Other Building(s) that is other than Landlord or a common area association for the Project and that do not pertain to shared common costs for the shared Common Areas of the Project), and a portion of the Operating Expenses, Tax Expenses and Utilities Costs, which portion shall be reasonably determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to the tenants of the Other Buildings), and such portion so allocated shall be the amount of Operating Expenses, Tax Expenses and Utilities Costs payable with respect to the Building upon which Tenant’s Share shall be calculated. Such portion of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building shall include all Operating Expenses, Tax Expenses and Utilities Costs which are attributable solely to the Building, and an equitable portion of the Operating Expenses, Tax Expenses and Utilities Costs attributable to the Project as a whole (excluding, however, any such costs incurred solely by an owner of any Other Building(s) that is other than Landlord or a common area association for the Project and that do not pertain to shared common costs for the shared Common Areas of the Project. As an example of such allocation with respect to Tax Expenses and Utilities Costs, it is anticipated that Landlord (and/or any other owners of the Project) may receive separate tax bills which separately assess the improvements component of Tax Expenses for each building in the Project and/or Landlord may receive separate utility bills from the utility companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for each such building), and such separately assessed Tax Expenses and separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building. In addition, in the event Landlord (and/or any other owners of the Project) elect to subdivide certain common area portions of the Project such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas and/or accessways into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Operating Expenses, Tax Expenses and Utilities Costs for such common area parcels of land may be aggregated (subject to the limitations contained in this Section 4.3) and then reasonably allocated by Landlord to the Building and such Other Buildings on an equitable and reasonable basis (based upon sound real estate management and accounting practices, consistently applied) as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time; provided, however, all such allocations shall be consistently applied and implemented in a non-discriminatory manner against Tenant.

4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in reasonable detail (i.e., broken down into general categories of costs), which shall state in general major categories the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease; provided, however, any such payment by Tenant shall not be deemed a waiver of any rights Tenant may have pursuant to Section 4.6 of this Lease. Landlord shall endeavor to deliver the applicable Statement to Tenant on or before May 1 (as set forth above), but the failure of Landlord to timely furnish such Statement shall not prejudice Landlord from enforcing its rights under this Article 4. Notwithstanding the immediately preceding sentence (yet excepting the remainder of this sentence below), Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Expense Year to which such Direct Expenses relate (and Landlord hereby waives its rights to collect the same); provided, however, notwithstanding the foregoing, Tenant shall nevertheless remain responsible for Tenant’s Share of Direct Expenses to the extent the same were both (x) levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time until the date that is three (3) years following the Lease Expiration Date which are attributable to any Expense Year, provided that Landlord delivers to Tenant a bill (a “Supplemental Statement”) for such amount within one (1) year following Landlord’s receipt of an initial bill therefor. If any such Supplemental Statement so delivered shows that Tenant has underpaid Tenant’s Share of Direct Expenses for such Expense Year, then Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of the Supplemental Statement, the amount of such underpayment. If any such Supplemental Statement reflects that Tenant has overpaid Tenant’s Share of Direct Expenses for such Expense Year, then Landlord shall, at its option either credit such overpayment toward Tenant’s next rent payment(s) under this Lease, or remit to Tenant with such applicable Supplemental Statement the amount of the overpayment.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall state in reasonable detail (i.e., broken down into general categories of costs) Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant (it being acknowledged that Landlord shall use commercially reasonable efforts to provide prior written notice in connection therewith), Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Project are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any; (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease; (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Books and Records. Upon Tenant’s written request given not more than fifteen (15) months after Tenant’s receipt of a Statement for a particular Expense Year or a Supplemental Statement, as the case may be, and provided that Tenant is not then in Economic Default or Material Non-Economic Default under this Lease beyond the expiration of all applicable notice and cure periods provided in this Lease, Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said information to Tenant within thirty (30) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Review Period”), if Tenant disputes the amount of Additional Rent set forth in the Statement, then an independent certified public accountant (which accountant (i) is a member of a nationally or regionally recognized accounting firm, and (ii) is not working on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in Economic Default or Material Non-Economic Default under this Lease (beyond the applicable notice and cure periods) and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement; provided, however, to the extent Landlord delivers to Tenant a Supplemental Statement, then the Review Period with respect to the corrected items set forth in such Supplemental Statement shall be deemed to be fifteen (15) months following the date Landlord delivered such Supplemental Statement to Tenant. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) mutually and reasonably selected by Landlord and Tenant; provided that if such determination by the Accountant proves that Direct Expenses were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for: (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization providing direct and onsite health care services to patients; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) communications firms such as radio and/or television stations; (vii) an incubator/co-working company; or (viii) Tenant shall not allow occupancy density of use of the Premises which is in violation of Applicable Laws. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D attached hereto (the “Rules and Regulations”), or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by Applicable Laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business and provided, further, that in the event of any conflict between the TCCs of this Lease and the TCCs of the Rules and Regulations, then the TCCs of this Lease shall prevail. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project.

5.3 CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project as of the date of mutual execution and delivery of this Lease including that certain Reciprocal Easement and Maintenance Agreement recorded in the Official Records of San Diego County on February 1, 2011 as Instrument No. 2011-0061146 and re-recorded on February 24, 2011 as Instrument No. 2011-0102151, as amended by that certain First Amendment to Reciprocal Easement and Maintenance Agreement recorded February 12, 2013 as Instrument No. 2013-00094397, as the same may be amended, and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not cause any Tenant Adverse Impact (collectively, the “Existing CC&Rs”). Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (collectively, the “Future CC&Rs”, and together with the Existing CC&Rs, collectively, the “CC&Rs”) which Landlord, in Landlord’s reasonable discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such Future CC&Rs. Notwithstanding the foregoing, Tenant shall not be obligated to comply with any Future CC&Rs unless and until Tenant actually receives a written copy thereof from Landlord, nor shall Tenant be obligated to comply with any Future CC&Rs to the extent they cause any Tenant Adverse Impact.

ARTICLE 6

SERVICES AND UTILITIES

Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered or sub-metered to Tenant, Tenant shall pay Tenant’s Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which costs (to the extent attributable to Tenant’s Premises) shall be paid by Tenant as Additional Rent. To the extent that Tenant uses more than

Tenant’s equitable share of any utilities jointly metered with other premises and paid for by Landlord, then Tenant shall pay to Landlord, as Additional Rent, an amount accurately reflecting such excess used by Tenant.

Landlord shall not be required to provide any services other than with regard to its maintenance and repair obligations relating to the Base Building and the Common Areas.

6.1 Standard Tenant Services. Landlord shall maintain and operate the Project in a “first-class” manner consistent with other institutional landlords of the Comparable Buildings, and shall keep the Base Building in good condition and repair and otherwise in a condition consistent with the Comparable Buildings. In addition, Landlord shall provide, as part of the Building Structure (as defined below), (i) the existing electrical wiring to subpanel facilities for the Building, and (ii) city water and sewer stubbed to the Building.

6.2 Tenant Maintained Systems. Tenant shall, at Tenant’s sole cost and expense, maintain the “non-Base Building” portions of the Building comprising the Premises. Such repair and maintenance costs and expenses for the other buildings in the Project shall be the responsibility of Landlord (or the tenants thereof) and shall not be included in Direct Expenses payable by Tenant.

6.3 Tenant Maintained Security. Tenant hereby acknowledges that Landlord shall have no obligation to provide, or otherwise pay for, any guard service or other security measures for the benefit of the Premises or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed. In accordance with, initially, the TCCs of the Work Letter attached hereto as Exhibit B, or thereafter the TCCs of Article 8 of this Lease, Tenant shall be allowed, at Tenant’s sole cost and expense, to install its own integrated security systems for the Premises.

6.4 Landlord’s Emergency Generator. Tenant shall have the right to draw power from the emergency generator serving each Building in the Project (“Generator”) at times when the emergency generator is in emergency operation; provided, however, that Tenant may only draw Tenant’s Share of Available Power for Tenant’s critical power requirements (i.e., certain portions of Tenant’s labs in the Premises). As used herein, “Available Power” means Tenant’s Share of such Generator’s electricity which is in excess of the power required by Landlord to operate the Project’s and/or Building’s fire/life safety equipment from the Generator.

ARTICLE 7

REPAIRS

7.1 In General. During the entire Lease Term, Landlord shall maintain in “first-class” condition and operating order and keep in good repair and condition the exterior and “base, shell and core” structural portions of the Building, including, without limitation, the foundation, floor/ceiling slabs, roof structure (as opposed to roof membrane), curtain wall, exterior walls and windows, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, and Building mechanical, electrical and telephone closets (collectively, “Building Structure”) and the mechanical, electrical, life safety, building access, plumbing, sprinkler systems and HVAC systems serving the Building and the Premises (including the base building distribution of the same in the Premises) which were not constructed by Tenant Parties (collectively, the “Building Systems”) and the Project Common Areas (including the Project Parking Areas serving the Project, the landscaping and the exterior Project signage (except as otherwise set forth in Article 23 below)). Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent caused by Tenant’s use of the Premises for other than the Permitted Use, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligations to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS/BS Exception”). Tenant shall, at Tenant’s own expense, keep the Premises (i.e., the portion of the Building that does not constitute the Base Building and does not serve any other tenants in the Project), including all improvements, fixtures and furnishings therein in good order, repair and condition and in compliance with all applicable laws at all times during the Lease Term (except for obligation to restore pursuant to Article 11 below), which repair obligations shall include, without limitation, the obligation to promptly and adequately restore and repair all damage to the non-structural, interior portions of the premises and to replace or repair all damaged or broken fixtures and appurtenances, but such obligation shall not extend into and/or with respect to the Building Structure and the Building Systems except pursuant to the BS/BS Exception. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances (but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception) except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided, however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant’s failure to repair within ten (10) business days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the actual out-of-pocket costs incurred by Landlord in performing such work, plus a supervision fee (to be uniformly established for the Project) within thirty (30) days after Tenant’s receipt of written invoice therefor from Landlord, to the extent such costs are not covered by insurance maintained by Landlord as part of Operating Expenses. Subject to Article 27 below, Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, or (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided that, with respect to item (ii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.2 Landlord’s Failure to Comply. If Tenant provides notice to Landlord of an event or circumstance which requires the action of Landlord with respect to the provision of repairs as set forth in Section 7.1 of this Lease and such failure relates to repairs required within the Premises and Landlord fails to perform such repair within the Premises as required by the terms of this Lease within thirty (30) days after the date of such notice from Tenant (or if such repair is reasonably expected to require longer than thirty (30) days to complete, if Landlord shall fail to commence such repair within said thirty (30) day period or to diligently prosecute such repair to completion), then Tenant may proceed to take the required action in the Premises upon delivery of an additional five (5) business days’ notice and cure period to Landlord specifying that Tenant is taking such required action in the Premises, and if such action was required under the terms of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action including a reasonable percentage (not to exceed five percent (5%) of the cost thereof to compensate Tenant for all overhead, general conditions, fees and other costs or expenses arising from Tenant’s involvement with such repairs and replacement) in which case the reimbursed amount shall be included in Operating Expenses to the extent the action, if taken by Landlord, would have been includable in Operating Expenses pursuant to Section 4.2.4 above. Notwithstanding the foregoing, in the event (i) of an “Emergency” (as that term is defined below), Landlord shall have such shorter period of time as may be reasonable under the circumstances to take such required action to repair the Premises, and no additional notice shall be required to be given by Tenant to Landlord if an Emergency exists, or (ii) (A) of a roof leak which compromises the classification of the manufacturing room located within the Premises, (B) of a problem with the common electrical panel to the extent preventing any of the air handling units serving the Premises to start, (C) of a lack of power to the manufacturing units serving the Premises to the extent preventing them from operating effectively, (D) the utility area equipment serving the Premises (including, but not limited to, boilers, chillers) does not operate, (E) the air handling units serving the laboratories within the Premises will not start, or (F) the common industrial sanitary waste line(s) serving the Premises malfunction, but in the case of each of the foregoing occurrences identified in items (A) through (F) above, all to the extent such items actually disrupt the manufacturing operation in the Premises in more than a de minimis manner, and Landlord is otherwise obligated to repair and maintain such items pursuant to the terms of the Lease, Landlord shall have such shorter period of time as may be reasonable under the circumstances to take such required action to remedy such items to the extent the same are its responsibility, and no notice in excess of one (1) business day shall be required to be given by Tenant to Landlord, prior to Tenant undertaking the repair of the same pursuant to all of the remaining non-conflicting TCCs of this Section 7.2. For the purposes hereof, an “Emergency” shall mean a circumstance where there is an immediate threat of material and substantial property damage, immediate threat of bodily injury or other material and substantial risk to the security of Tenant’s business and/or property within the Premises. In the event Tenant takes such action in the Premises, and such work will affect the Building Systems, Building Structure or the exterior appearance of the Building, Tenant shall use only those contractors used by Landlord in the Project for such work and charging commercially reasonable rates unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other contractor with materially consistent qualifications which normally and regularly perform similar work in Comparable Buildings and comparable projects in the Comparable Area whose pricing is reasonable. If Tenant is entitled to reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking any action pursuant to this Section 7.2, Tenant shall so notify Landlord in writing (the “Reimbursement Notice”), which Reimbursement Notice shall specify in detail such costs and expenses. Within thirty (30) days after Landlord’s receipt of a Reimbursement Notice, Landlord shall pay to Tenant any undisputed portion of such costs and expenses and shall notify Tenant in writing of those costs and expenses specified by Tenant in the Reimbursement Notice which Landlord disputes (the “Disputed Amounts”) and the reasons for such dispute. Any amounts which are not so identified by Landlord as Disputed Amounts within said thirty (30) day period shall be considered to be undisputed. Notwithstanding anything in this Article 7 to the contrary, any failure by Landlord to timely perform any repairs, maintenance, restoration or otherwise required to be performed by Landlord under this Article 7 that causes all or a portion of the Premises to be un-tenantable and unusable by Tenant shall be subject to the “Abatement Event” provisions of Section 3.3 above.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld or conditioned by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the Base Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (i) adversely affect the Base Building, exterior appearance of the Building, (ii) adversely affect the value of the Premises, (iii) cost in excess of Two Hundred Thousand and 00/100 Dollars ($200,000.00) in the aggregate in any consecutive twelve (12) month period, but with no such dollar limit on purely cosmetic decorations, such as carpet, paint and wall coverings, or (iv) require a building permit (collectively, the “Cosmetic Alterations”). The construction of the initial Improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and the requirement that upon Landlord’s timely request (as more particularly set forth in Section 8.5, below), Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord; provided, however, that Tenant shall only be required to remove any Alteration to the extent Landlord provides Tenant with written notice of such removal obligation at the time its consent is given (i.e., as more particularly set forth in Section 8.5 below). Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of San Diego, all in conformance with Landlord’s reasonable, written construction rules and regulations; provided, however, that prior to commencing to construct any Alteration (except for Cosmetic Alterations), Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. For purposes of this Lease, the “Base Building” shall mean, collectively, the Building Structure and the Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to unreasonably obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s commercially reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. With respect to payments to be made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. In addition, in connection with all Alterations, Tenant shall pay to Landlord an oversight fee equal to five percent (5%) of the cost of such work and Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work; provided, however, no such oversight fee shall be charged with respect to any Cosmetic Alterations.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or the general contractor making such Alterations carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require Tenant or the general contractor making such Alterations to obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of Alterations costing more than $50,000.00 and naming Landlord as a co-obligee.

8.5 Landlord’s Property. Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, and/or appurtenances which may be permanently installed in or about and/or permanently affixed to the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the Improvements to be constructed in the Premises pursuant to the TCCs of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord; provided, however, that notwithstanding the foregoing, Tenant may remove any Alterations, Improvements, furniture, fixtures, equipment and/or other items of personal property (regardless of whether the same is built-in or free standing) which Tenant can substantiate to Landlord have not been paid for with any improvement allowance funds provided to Tenant by Landlord (which removal items shall include, but not be limited to, any “Tenant’s Property,” as that term is defined in Section 9.2 below), provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a condition consistent with the “Building Standard Improvements,” as that term is defined in Section 2.3 of the Work Letter. Furthermore, Landlord may, by written notice to Tenant (provided such notice is given to Tenant at the time of Landlord’s consent to the subject Alterations in the Premises), require Tenant, at Tenant’s expense, to (A) remove any Alterations in the Premises (including any security systems installed by or on behalf of Tenant, the removal notice for which is hereby deemed given), and (B) replace the same with Building Standard Improvements, and otherwise return the affected portion of the Premises to a condition consistent with the Building Standard Improvements; provided, however, in connection with its notice to Landlord with respect to any Cosmetic Alterations, (1) Tenant shall request Landlord’s decision with regard to the removal of such Cosmetic Alterations, and (2) Landlord shall thereafter inform Tenant of its requirement to remove such Cosmetic Alterations, and replace the same with Building Standard Improvements, and otherwise return the affected portion of the Premises to a Building standard tenant improved condition as reasonably determined by Landlord provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within ten (10) business days following Landlord’s receipt of such request from Tenant with respect to Cosmetic Alterations, fails to address the removal requirement with regard to such Cosmetic Alterations in writing, then Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Cosmetic Alterations. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations in the Premises, and returns the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, then at Landlord’s option, either (a) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, or (b) Landlord may do so and may charge the actual, reasonable and documented (as evidenced by invoices and paid receipts therefor) out of pocket cost thereof to Tenant, which Tenant shall pay to Landlord within thirty (30) days following Tenant’s receipt of written invoice therefor from Landlord. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, fixtures and/or equipment in, on or about the Premises (except to the extent caused by Landlord’s or any Landlord’s Parties’ negligence, willful misconduct or illegal acts), which obligations of Tenant shall survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease and in the Work Letter, Tenant shall not be required to remove the Improvements installed in the Premises by Landlord pursuant to the Work Letter, nor any purely cosmetic decorations added to the Premises by or on behalf of Tenant, such as carpet, paint and wall coverings, on or before the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

9.1 Covenant Against Liens. Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith, except to the extent caused by Landlord’s or any Landlord’s Parties’ negligence or willful misconduct (including knowingly illegal acts). Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after Tenant’s receipt of written notice thereof from Landlord, and if Tenant shall fail to timely do so, then Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The actual amount so paid by Landlord shall be deemed Additional Rent under this Lease payable within thirty (30) days after Tenant’s receipt of written and reasonably detailed demand therefor from Landlord, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord or with Landlord’s approval shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

9.2 Landlord’s Waiver of Security Interest in Tenant’s Personal Property. Landlord hereby acknowledges and agree that any and all of Tenant’s movable furniture, furnishings, trade fixtures and equipment at the Premises (“Tenant’s Property”) may be financed by a third-party lender or lessor (an “Equipment Lienor”), and Landlord hereby

(i) waives any rights to Tenant’s Property, and (ii) agrees to recognize the rights of any such Equipment Lienor, subject to and in accordance with a commercially reasonable “Access, Removal & Repair Agreement” to be entered into by and between Landlord and the Equipment Lienor following request by Tenant.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Except to the extent caused by the negligence or willful misconduct (including knowingly illegal acts) of Landlord or the other Landlord Parties as the term is defined in this Section 10.1, and/or insured or required to be insured under this Lease by Landlord, Tenant hereby assumes all risk of damage to property or injury to persons in or upon the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (i) any causes in the Premises; (ii) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (iii) any activity, work, or thing done, or permitted or suffered by Tenant in or upon the Premises; (iv) any acts, omissions, negligence or willful misconduct of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person; (v) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind with respect to the Premises; (vi) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering the Building under the express or implied invitation of Tenant; or (vii) the placement of any personal property or other items within the Premises or anywhere within the Project by Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person claiming under Tenant; provided that the foregoing indemnity shall not apply to the extent caused by the negligence or willful misconduct (including knowingly illegal acts) of Landlord and/or insured or required to be insured under this Lease by Landlord. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including, without limitation, its actual, reasonable, documented out of pocket professional fees such as appraisers’, accountants’ and attorneys’ fees. Subject to Tenant’s indemnity and the waiver of subrogation provided below, Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, directors, shareholders, agents, servants, employees, and independent contractors (collectively, “Tenant Parties”) from all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) arising from the negligence or willful misconduct of Landlord or the Landlord Parties in, on or about the Project either prior to or during the Lease Term, and/or as a result of Landlord’s breach of this Lease, except to the extent caused by the negligence or willful misconduct of Tenant or the Tenant Parties and/or insured or required to be insured under this Lease by Tenant. Further, Tenant’s agreement to indemnify Landlord, and Landlord’s agreement to indemnify Tenant, in either case pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies that are carried (whether elected or required to be carried) pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to the parties’ respective indemnification obligations hereunder; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with Landlord’s insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase within thirty (30) days after Tenant’s receipt of written invoice therefor from Landlord. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(A) sub-sections (1) and (2), or Section 10.4(B) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1 Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form subject to Landlord’s approval, which shall not be unreasonably, withheld, conditioned or delayed. Tenant’s coverage shall be primary and any insurance carried by Landlord shall be excess and non-contributing. The Commercial General Liability Insurance carried by Tenant shall not exclude damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$10,000,000.00 each occurrence and annual aggregate

Personal Injury and Advertising Liability	$10,000,000.00 each occurrence and annual aggregate

Tenant Legal Liability/Damage to Rented Premises Liability	$1,000,000.00

10.3.2 Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Improvements,” as that term is defined in Section 2.1 of the Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (collectively, the “Original Improvements”), and (iii) all Alterations hereafter performed and made in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts and determined in a commercially reasonable manner), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (A) all perils included in the CP 10 30 04 02 Coverage Special Form or its reasonable equivalent, (B) water damage from any cause whatsoever, including, but not limited to, backup or overflow from sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup of sewers and drainage, except as otherwise excluded in the CP 10 30 04 02 Coverage Special Form or its reasonable equivalent, and (C) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2002 (Pub. L. 107-297, 116 Stat. 2322), the Terrorism Risk Insurance Program Reauthorization Act of 2005 (Pub. l. 109-144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub. L. 110-160, 121 Stat. 183), any successor statute or regulation, or is otherwise available at commercially reasonable rates).

10.3.2.1 Adjacent Premises. Tenant shall pay for any increase in the premiums for the property insurance of the Project to the extent said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.

10.3.2.2 No representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.3 Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective “all risk” property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will use commercially reasonable efforts to cause all other occupants of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.3 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, then the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys’ fees) arising out of, resulting from, or relating to, such failure.

10.3.4 Loss of Rent with a minimum limit of not less than an amount equal to one (1) year of Rent then payable by Tenant to Landlord for the then-existing Premises under this Lease for the risks outlined in Section 10.3.2 above.

10.3.5 Workers’ Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000.00 each accident/employee/disease.

10.3.6 Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles (i.e., any and all vehicles used or operated by Tenant) with limits not less than $1,000,000.00 combined single limit for bodily injury and property damage.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant and Landlord under this Lease shall in no event limit the liability of either party under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-:VII and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.6), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that said insurance shall not be canceled unless ten (10) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been previously provided to Tenant by Landlord in writing. Tenant shall deliver said certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (A) the earlier to occur of: (1) the Lease Commencement Date; or (2) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (B) ten (10) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within fifteen (15) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of written bills therefor.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, the amounts of insurance required to be carried by Tenant pursuant to this Article 10, as the same may be reasonably increased and/or supplemented with other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as reasonably requested in writing by Landlord and reasonably approved by Tenant after consultation with Tenant’s insurance consultants, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be materially in excess of that generally required by institutional landlords of Comparable Buildings. Notwithstanding the foregoing, Landlord shall not so increase the coverage amounts or require additional types of insurance during the initial Lease Term, and thereafter, during the Option Term, no more often than one (1) time in any five (5) year period.

10.6 Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements prior to the commencement of work in or about the Premises by any third-party contractor (a “Third Party Contractor”). All such insurance shall (i) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.6, (ii) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (iii) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (iv) comply with Landlord’s minimum insurance requirements as the same relate to Commercial General Liability Insurance, Workers’ Compensation or other similar insurance, and Commercial Automobile Liability Insurance; provided, however, with respect to any Commercial General Liability Insurance policy covering liability for bodily injury and property damage required to be maintained by a Third Party Contractor (the “Third Party CGL”), such insurance shall be in the amount of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence, and aggregate limits shall not be less than Two Million and 00/100 Dollars ($2,000,000.00) annual aggregate to the extent such Third Party Contractor is either (A) an electrical, mechanical, plumbing, or sprinkler system contractor, or (B) a contractor engaged in the performance of Alterations, repair or maintenance which affects the Building Systems (to extent permitted under this Lease); provided, further however, any Third Party Contractor which is not identified in the foregoing items (A) or (B) shall be entitled to carry Third Party CGL in the amount of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence, and aggregate limits shall not be less than One Million and 00/100 Dollars ($1,000,000.00) annual aggregate.

10.7 Landlord’s Insurance. Landlord shall insure the Base Building and the Project during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. In no event shall the scope of property damage coverage maintained by Landlord be less than that commonly known as “Causes of Loss-Special Form”, which is also known as “All Risk”. Such coverage shall be in such amounts and on such other terms, as Landlord may from time to time reasonably determine and be underwritten by insurers with a minimum AM Best rating of A-:VII; provided, however, that Landlord’s commercial general liability insurance shall, at all times during the Lease Term, be in amounts at least equal to those amounts required to be carried by Tenant under Section 10.3 above. Additionally, at the sole option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Project or the ground or underlying lessors of the Project, or any portion thereof. Landlord shall also maintain Commercial General Liability Insurance, including contractual liability coverage, of at least Five Million and 00/100 Dollars ($5,000,000.00) during the Lease Term covering claims for bodily injury, personal injury and property damage in the Common Areas and with respect to Landlord’s activities in the Premises. As of the date of mutual execution and delivery of this Lease, the deductible due under Landlord’s property insurance is Ten Thousand Dollars ($10,000.00), and the deductible with respect to Landlord’s Commercial General Liability Insurance is Five Thousand Dollars ($5,000.00) (both of which deductible levels shall be subject to change). Notwithstanding the foregoing terms of this Section 10.7, the coverage and amounts of insurance carried by Landlord in connection with the Project shall at a minimum be comparable to the coverage and amounts of insurance which are generally carried by reasonable institutional landlords of Comparable Buildings (but in no event shall Landlord be required to carry earthquake insurance).

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas, as well as the Original Improvements (but as to the Original Improvements, only to the extent the insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant prior to Landlord’s commencement of repair of the damage, is equal to or greater than the anticipated cost of repairing the same [i.e., as more particularly contemplated in this Section 11.1 below]). Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, provided that access to the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, except as otherwise provided in this Article 11, Tenant shall assign to Landlord all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) and (iii) of this Lease for the Improvements and any Alterations, and Landlord shall repair any injury or damage to the Improvements and Alterations installed in the Premises and shall return such Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided, however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, then Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof unless Landlord shall make available to Tenant, during the period of such repair, other space in the Project which is reasonably suitable for the temporary conduct of Tenant’s business; provided, further, however, that if the damage or destruction is due to the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees or guests, then Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord within thirty (30) days of written demand therefor) and there shall be no Rent abatement. Except as otherwise expressly provided in this Lease, Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the undertaking of such repair, reconstruction or restoration. Landlord shall have no obligation to carry insurance of any kind on the Improvements, any Alterations or upon Tenant’s Property or Tenant’s other goods, furniture or furnishings located at the Project, and Landlord shall not be obligated to repair any damage thereto or to replace the same (except to the extent Landlord has received Tenant’s insurance proceeds covering the cost thereof). Except as provided above, Tenant hereby waives the provisions of any California law which is in conflict with the provisions of this Article 11.

11.2 Termination Rights. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be materially damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present and Landlord is electing to terminate the leases of the other similarly situated tenants in the Project: (i) in Landlord’s reasonable judgment (with reasonable supporting documentation therefor (i.e., an estimate by a reputable general contractor)), repairs cannot reasonably be substantially completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that all of the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies (excluding the cost of deductibles); (iv) the damage occurs during the last twelve (12) months of the Lease Term; or (v) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project. It is hereby understood that if Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant. If it is determined that the repairs will require material and sustained interruption of Tenant’s use of all or any material portion of the Premises or of Tenant’s access to the Premises or the parking facilities servicing the Premises, in any such event, for (A) a period in excess of two hundred seventy (270) days after the date the damage is discovered or (B) for a period of (90) days after the date the damage is discovered if occurring during the last Lease Year, then, in such event, Tenant may elect, no earlier than thirty (30) days after the date of the damage and not later than sixty (60) days after the date of such damage, to terminate this Lease by written Notice to Landlord effective as of the date specified in such Notice. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within the longer time period of (1) such two hundred seventy (270)-day period, and (2) the time period originally estimated by Landlord, then Tenant shall have the right to terminate this Lease as to the applicable portion of the Premises during the first ten (10) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within seven (7) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty (30)-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty (30)-day period, then this Lease shall terminate upon the expiration of such thirty (30)-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within seven (7) business days. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease that are in excess of the then-current unamortized amount of the “Improvement Allowance,” as that term is set forth in Section 2.1 of the Work Letter.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If more than twenty-five percent (25%) of the Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any portion comprising more than twenty-five percent (25%) of the Premises, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, then Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, and provided that as a result thereof Tenant cannot conduct its business operations in materially the same manner as such business operations were conducted prior to such taking, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, then the Rent shall be proportionately abated. Landlord and Tenant hereby each waive any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred twenty (120) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises; provided, however, in the event that Tenant is prevented (from an objective, general office tenant perspective) from conducting, and does not conduct, its business from any portion of the Premises for the period of such taking, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time as Tenant is so prevented (again, from an objective, general office tenant perspective) from effectively conducting its business therein, the Base Rent and the Additional Rent for the entire Premises shall be abated. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except for Permitted Transfers as defined and provided for in this Article 14 below, Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed as provided in Section 14.2 below), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer to the extent reasonably approved by Tenant and the particular Transferee, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Except for Permitted Transfers provided in this Article 14 below, any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord; provided, however, the foregoing fees shall not exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) for a Transfer in the ordinary course of business. Landlord and Tenant hereby agree that a proposed Transfer shall not be considered “in the ordinary course of business” if such particular proposed Transfer involves the review of documentation by Landlord on more than two (2) occasions.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord shall deliver written notice to Tenant of Landlord’s determination to grant or withhold such consent within ten (10) business days following Landlord’s receipt of a complete Transfer Notice. In the event Landlord has not granted or withheld its consent to the subject Transfer within such ten (10) business day period, Tenant shall deliver to Landlord a second Transfer Notice, and if Landlord does not notify Tenant of its decision to consent or not to consent to the Transfer within five (5) business days following its receipt of such second Transfer Notice, Landlord shall be deemed to have approved such Transfer. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 the Transferee is either a governmental agency or instrumentality thereof; provided, however, it shall be unreasonable for Landlord to withhold its consent to a Transfer pursuant to the terms of this Section 14.2.3 to the extent Landlord has leased or has permitted the lease of space in the Project to a comparable (in terms of security, foot traffic, prestige, eminent domain and function oriented issues) governmental agency or instrumentality thereof in comparably located space of comparable size;

14.2.4 the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 the proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease, provided that upon request from Tenant, Landlord shall provide notice of the nature of all such applicable rights; or

14.2.6 either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent and space of comparable size to the Subject Space is available for lease in the Project on a direct basis from Landlord, or (ii) is negotiating with Landlord to lease space in the Project at such time and space of comparable size to the Subject Space is available for lease in the Project on a direct basis from Landlord; provided, however, it shall only be deemed reasonable for Landlord to withhold its consent to a Transfer pursuant to this Section 14.2.7 to the extent Landlord has then-available space in the Project for such proposed Transferee.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, then Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be (A) a declaratory judgment and an injunction for the relief sought, and (B) any attorneys’ fees and costs that may be awarded by the court in connection therewith, as provided in Section 29.21, below, without any monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. Except as otherwise expressly provided in this Article 14, if Landlord consents to a Transfer, then as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee; provided, however, that no amounts shall be payable to Landlord under this Section 14.3 until Tenant has first recouped all Subleasing Costs (as defined below) from such Transferee by allocating 100% of any excess rent or other consideration payable by the Transferee under such Transfer for such recouping. “Transfer Premium” shall mean all rent, additional rent or other consideration if and when received by Tenant in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any improvement allowance, free base rent or other economic concessions provided to the Transferee, and (iii) any brokerage commissions in connection with the Transfer, (iv) any space planning, architectural or design fees or other expenses incurred in marketing such space or in connection with such Transfer, (v) any attorneys’ fees incurred by Tenant in connection with the Transfer, (vi) any lease takeover costs incurred by Tenant in connection with the Transfer, (vii) any costs of marketing or advertising the space which is the subject of the Transfer, (viii) any review and processing fees paid to Landlord in connection with such Transfer, and (ix) the amortization of the fair market value of any new furniture which is included as part of the Transfer (collectively, “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer

Premium calculated under this Section 14.3), and the Transferee’s Rent, the Rent paid during each annual period for the Subject Space, and the Transferee’s Rent, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent, all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, then Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three and one-half percent (3 1⁄2%), Tenant shall pay Landlord’s reasonable costs of such audit.

14.5 Additional Transfers. Except as otherwise provided in this Article 14, for purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.6 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, then Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means; or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in Economic Default or Material Non-Economic Default under this Lease, then Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Economic Default or Material Non-Economic Default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in Economic Default or Material Non-Economic Default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.7 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, (iii) an assignment of the Premises to an entity which is the resulting entity of a merger or consolidation of Tenant, or (iv) an assignment of the Premises to an entity which is the resulting entity of a reorganization of Tenant shall not be deemed a Transfer under this Article 14, and thus shall not be subject to the requirement of obtaining Landlord’s consent thereto in Section 14.2 above, or Landlord’s right to receive any Transfer Premium pursuant to Section 14.3 above, provided that (x) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease or otherwise effectuate any “release” by Tenant of such obligations and such Permitted Transferee shall thereafter become liable under this Lease, on a joint and several basis, with Tenant. The Transferee under a transfer specified in items (i), (ii), (iii) or (iv) above shall be referred to as a “Permitted Transferee.” “Control,” as used in this Section 14.7, shall mean (A) the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity, or (B) the power to direct or cause the direction of the management and policies of such entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or Tenant or any agent or employee of Landlord during the Lease Term shall be deemed to constitute a surrender of the Premises by Tenant or an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord and Tenant. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or sub-tenancies affecting the Premises or terminate any or all such sublessees or sub-tenancies.

15.2 Removal of Tenant Property by Tenant. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises, which items are not a part of the Improvements or Alterations installed in the Premises, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage from casualty that is not Tenant’s obligation to repair pursuant to Article 11 above, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term with the express written or implied consent of Landlord, then such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, multiplied by (ii) a percentage equal to either (A) one hundred twenty-five percent (125%) during the first three (3) months of any such month-to-month holdover, and (B) thereafter, one hundred fifty percent (150%). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written or implied consent of Landlord, then such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to either (I) one hundred twenty-five percent (125%) during the first three (3) months of any such holdover, and (II) thereafter, one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis). Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, then in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom; provided, however, upon entering into a third-party lease which affects all or any portion of the Premises, Landlord shall deliver written notice (the “New Lease Notice”) of such lease to Tenant, following which the terms of the foregoing indemnity shall only become effective upon the later of (1) the date that occurs sixty (60) days following the date Landlord delivers such New Lease Notice to Tenant, and (2) the date that occurs thirty (30) days after the termination or expiration of this Lease.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year; provided, however, except in the event Tenant is in Economic Default or Material Non-Economic Default beyond the expiration of all applicable notice and cure periods, Landlord shall not request such financial statements more than once a year, except in connection with a sale or refinance of the Project, if Tenant is in monetary default under this Lease, or if Tenant has identified a proposed Transferee under Article 14 above. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant or is otherwise an affiliate of Tenant) is publicly traded on NASDAQ or a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise affiliates of

Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the “Superior Holders”); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease, shall be the receipt by Tenant of a subordination non-disturbance and attornment agreement in a commercially reasonable form (a “SNDA”), which requires such Superior Holder to accept this Lease, and not to disturb Tenant’s possession, so long as an event of default has not occurred and be continuing, executed by Landlord and the appropriate Superior Holder. Subject to Tenant’s receipt of a SNDA, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the Rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2 except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 abandonment pursuant to the terms of California Civil Code Section 1951.3 of the Premises by Tenant; or

19.1.4 the failure by Tenant to observe or perform according to the provisions of Articles 17 or 18 of this Lease where such failure continues for more than three (3) business days after notice from Landlord; or

19.1.5 the failure by Tenant to observe or perform according to the provisions of Articles 5 or 14 of this Lease where such failure continues for more than thirty (30) business days after notice from Landlord; or

19.1.6 Tenant’s failure to occupy the Premises within one hundred twenty (120) days after the Lease Commencement Date.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence and continuance of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises in accordance with processes of law required by Applicable Law and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(a) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(e) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate, subject to Applicable Laws. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%), subject to Applicable Laws.

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease (and accordingly does not terminate Tenant’s rights to possession of the Premises hereunder) on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease (and without terminating Tenant’s rights to possession of the Premises hereunder), enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Section 19.2.1, above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, then Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, re-letting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law and/or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) but only to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied, except for those covenants expressly set forth in this Lease.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration or earlier termination of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (1) any and all sums expressly identified in this Article 21, above, and (2) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1 Premises Interior Signage. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are compatible with the quality, design and style of the Project’s sign criteria then established by Landlord (the “Project Sign Criteria”), and provided all signs are in keeping with the quality, design and style of the Project, Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Premises.

23.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as otherwise provided in Sections 23.3 and 23.4, below, Tenant may not install any signs on the exterior or roof of the Premises or in the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Premises), or other items visible from the exterior of the Premises, shall be subject to the prior approval of Landlord, in its reasonable discretion.

23.3 Intentionally omitted.

23.4 Monument Signage. Tenant shall have the non-exclusive right, but not the obligation, to have its name and/or company logo as determined by Tenant placed on a portion of the monument sign serving the Project (which portion shall be determined based on the rentable square footage then leased by Tenant), and such signage shall be compatible with the quality, design and style of the Project’s Sign Criteria; provided, however, in no event shall Tenant’s signage include an “Objectionable Name,” as that term is defined in Section 23.8 of this Lease. Landlord shall have the right to: (i) position or prioritize Tenant’s name in any position on such monument signage as it shall determine in its reasonable discretion, from time to time; (ii) design and organize such monument signage (and the materials, design, script size, type face, colors and all other characteristics thereof) in such manner as it shall determine in its reasonable discretion; (iii) place such other names, business names, trade names or affiliate names representing such other tenants as it shall determine in its sole discretion; (iv) make such reasonable modifications to such monument signage as it shall reasonably desire from time to time; and (v) place thereon the name of (and/or other identifying information for) the Project as Landlord shall determine in its sole discretion.

23.5 Rights Personal. If (i) this Lease shall be assigned to any party other than a Permitted Transferee, (ii) there is an event of Economic Default or Material Non-Economic Default (beyond the expiration of all applicable notice and cure periods) existing under this Lease, or (iii) the Original Tenant or its Permitted Transferee occupies less than fifty percent (50%) of the Premises (except for time periods during Force Majeure events, casualty, repairs, remodeling or similar circumstances outside of Tenant’s reasonable control and/or during any Abatement Event), then Landlord shall have the right to cancel Tenant’s rights under this Section 23.5 and to require Tenant to remove at Tenant’s sole cost and expense Tenant’s name from such monument signage within thirty (30) days after delivery of Landlord’s written notice to do so.

23.6 Specifications and Permits. The graphics, materials, color, design, lettering, size and specifications of Tenant’s name on such monument signage (collectively, the “Sign Specifications”) shall be: (i) subject to the prior written consent of Landlord, including, without limitation, as to the design, materials, color, size and all other aesthetic factors of such signage and which consent thereto shall not be unreasonably withheld, conditioned or delayed; (ii) consistent with the size and quality of comparable signage on Comparable Buildings; (iii) in compliance with all Applicable Laws; (iv) subject to receipt by Tenant of all required governmental permits and approvals therefor; and (v) consistent with the Project Sign Criteria and the overall character of the Building’s/Project’s architecture (as determined by Landlord). In addition, Tenant’s name and/or company logo on such monument signage shall be subject to the receipt of all required governmental permits and approvals (and the submission of copies thereof to Landlord), and shall be subject to all Applicable Laws. In connection therewith, Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all such necessary governmental permits and approvals.

23.7 Cost and Maintenance. The costs of the actual signs comprising Tenant’s name and/or company logo on such monument sign, as well as the installation, design, construction, and any and all other costs associated with Tenant’s name on such monument signage, including, without limitation, utility charges and hook-up fees (if applicable), permits, and maintenance and repairs, shall be the sole responsibility of Tenant; provided that Landlord shall reasonably cooperate with Tenant’s use of Common Areas to allow Tenant to install, operate, maintain and repair Tenant’s name and/or company logo on such monument sign. Should Tenant’s name and/or company logo on such monument sign require repairs and/or maintenance, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth above) shall cause such repairs and/or maintenance to commence to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, then Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall thereafter diligently prosecute such repairs and maintenance to completion at Tenant’s sole cost and expense. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual out of pocket cost of such work plus interest at the Interest Rate from the date of Landlord’s payment of such actual costs to the date of Tenant’s reimbursement to Landlord. Tenant shall bear a pro rata share (based upon the number of tenants identified on any such monument sign) of all costs of maintenance and operation of such monument sign and all such costs shall be paid by Tenant to Landlord as Additional Rent within ten (10) days of receipt of Landlord’s written demand therefor. Within a reasonable time following the expiration or earlier termination of this Lease (which shall in no event be later than thirty (30) days after such expiration or termination of this Lease), Tenant shall, at Tenant’s sole cost and expense, commence, and thereafter shall diligently pursue, the removal of Tenant’s name and/or company logo from such monument sign, and shall cause the areas in which such Tenant’s name and/or company logo on such monument sign was located to be restored to the condition existing immediately prior to the placement of such Tenant’s name and/or company logo on such monument signage. If Tenant fails to timely remove Tenant’s name from such monument sign or to restore the areas in which Tenant’s name on such monument sign was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs reasonably incurred by Landlord in so performing, plus interest at the Interest Rate from the date of Landlord’s payment of such costs to the date of Tenant’s reimbursement to Landlord, shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of a written invoice therefor. The terms of this Section 23.7 shall survive the expiration or earlier termination of this Lease.

23.8 Objectionable Name. In no event shall Tenant’s signage include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Building (an “Objectionable Name”). The parties hereby agree that the name “Heron Therapeutics, Inc.” and any reasonable derivation thereof shall not be deemed to be an Objectionable Name.

ARTICLE 24

COMPLIANCE WITH LAW

During the period commencing with Tenant’s entry to the Premises pursuant to Section 6.1 of the Work Letter and continuing through the later of the expiration of the Lease Term (as the same may be extended or sooner terminated as provided in this Lease) and the date that Tenant actually vacates the Premises, Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement (including, without limitation, the federal Americans with Disabilities Act) now in force or which may hereafter be enacted, promulgated, supplemented and/or amended (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises for non-general office use, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, or use of the Premises for non-general office use; provided, however, in connection with the foregoing, Landlord shall not initiate an action to formally and legally change the scope and application of an Applicable Law, so that such Applicable Law then applies to Tenant pursuant to items (i), (ii) or (iii) hereinabove. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Landlord shall comply with all Applicable Laws relating to the construction of the initial Improvements pursuant to the Work Letter, the Base Building and the Project’s Common Areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would (a) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises or compliance with such applicable laws is otherwise requested or required by any applicable governmental authority, (b) unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, (c) create a material risk of material monetary loss (“material monetary loss” meaning exceeding $10,000.00) to Tenant in connection with any claims against Tenant and/or obligations imposed on Tenant to perform and/or pay for any remedial work and/or to pay for any liens (mechanics’ liens, materialmen’s liens, and etc.), fines and/or other penalties arising from such non-compliance by Landlord, or (d) otherwise materially interfere with or materially affect Tenant’s Permitted Use and enjoyment of the Premises. If the Base Building and/or the Project’s Common Areas are determined at any time to be in violation of Applicable Laws, and such compliance is Landlord’s obligation hereunder or elsewhere in this Lease, then Landlord shall promptly rectify any such violation and Landlord shall use commercially reasonable efforts to perform such compliance work in a manner so as to minimize interference with Tenant’s use of, or access to, the Premises. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above. For purposes of

Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after the due date therefor, then Tenant shall pay to Landlord a late charge equal to four percent (4%) of the overdue amount; provided, however, with regard to the first (1st) such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) business days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate”, subject to Applicable Laws. For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by Applicable Laws.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, then Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of written statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all reasonable expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so reasonably expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during normal Project hours with respect to items (i) and (ii) below) and upon at least one (1) business day’s prior written notice to Tenant (except in the case of an emergency) to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of non-responsibility; or (iv) alter, improve or repair the Premises, or for alterations, repairs or improvements to the Base Building, to the extent contemplated by the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to: (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (1) emergencies, (2) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (3) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. Except with respect to item (B) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises, and Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Article 27 with Tenant (except if not reasonably practicable in emergencies) so that Tenant, at Tenant’s option, may provide an employee or a representative of Tenant to accompany Landlord. Except as otherwise set forth in Sections 3.3 and 19.6 of this Lease, and subject to Landlord’s indemnification of Tenant under Article 10 above, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas (including the Secured Areas, as defined hereinbelow) designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Notwithstanding any provision to the contrary set forth in this Article 27, Tenant may designate, by delivering at least two (2) business days’ prior-written, reasonably-detailed notice thereof to Landlord, certain reasonable areas of the Premises as “Secured Areas” should Tenant reasonably require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas without an employee or a representative of Tenant to accompany Landlord, except in the event of an emergency or with Tenant’s prior written consent, or if an employee or representative of Tenant is not made available on a commercially reasonable basis. Landlord shall only maintain or repair such Secured Areas upon at least two (2) business days’ prior written notice to Tenant (except in the case of an emergency) and to the extent: (a) such repair or maintenance is required in order to maintain and repair the Building Structure and/or the Building Systems; (b) as required by Applicable Law; or (c) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. Notwithstanding anything in this Article 27 to the contrary, any entry by Landlord under this Article 27 that causes all or a portion of the Premises to be un-tenantable and unusable by Tenant, shall be subject to the “Abatement Event” provisions of Section 3.3 above.

ARTICLE 28

TENANT PARKING

Tenant shall be entitled to the use of, commencing on the Lease Commencement Date (without the payment of any fee or any costs or expenses during the initial Lease Term and any Option Term, except as expressly set forth in this Article 28 below), the amount of parking passes set forth in Section 9 of the Summary throughout the Lease Term, which parking passes shall pertain to the Project Parking Areas. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the Project Parking Areas by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable and non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the Project Parking Areas where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such reasonable and non-discriminatory rules and regulations and Tenant not being in Economic Default or Material Non-Economic

Default beyond the expiration of all applicable notice and cure periods under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project Parking Areas at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (except as expressly set forth in Section 3.3 of this Lease), from time to time, temporarily close-off or restrict access to the Project Parking Areas for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, Landlord shall use commercially reasonable efforts to ensure that Tenant’s access to the Project’s Parking Areas is not materially impaired, the number of parking passes to which Tenant is entitled to use under this Lease is not decreased at any time, and, in any event, to provide alternative parking in another parking facility that is located within a reasonably close and proximate distance to the Premises, if necessary. Moreover, Landlord shall use commercially reasonable efforts to causes any such work to be conducted in a manner which will minimize any inconvenience to Tenant. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel, and employees and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except on a pro-rata basis in connection with an assignment or subletting of the Premises permitted or approved in accordance with the TCCs of Article 14 of this Lease. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors and/or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, then the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant and in any other way materially and adversely change the rights and obligations of Tenant hereunder (except in a diminutive manner), then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within thirty (30) days following Tenant’s receipt of a written request therefor; provided, however, to the extent Landlord requires that Tenant execute documents pursuant to the terms and conditions of this Section 29.4, Landlord shall reimburse Tenant for all of its actual out-of-pocket attorneys’ fees reasonably incurred by Tenant in connection with its review of such documents. At the reasonable request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a commercially reasonable short form of Lease and deliver the same to Landlord within thirty (30) days following Tenant’s receipt of a written request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and

Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease arising or accruing from and after the effective date of such transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder arising after the effective date of such transfer provided that such transferee shall have fully assumed in writing and agreed to be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit (to the extent transferred to such transferee) following the date of transfer, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, then the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by Applicable Laws.

29.12 No Warranty. Except as expressly set forth in this Lease, in executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount equal to the greater of (i) the then-current “net” interest of Landlord in the Building, or the Project to the extent that Landlord is then the fee simple owner of the entire Project (in each instance, following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise) in the Building (including any insurance or rental proceeds therefrom), and (ii) the net interest Landlord would have had in the Building had it maintained an industry-standard eighty percent (80%) loan-to-value ratio. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither (A) Landlord or the Landlord Parties, nor (B) Tenant or the Tenant Parties, shall be liable under any circumstances for consequential damages or any injury or damage to, or interference with, Tenant’s business or Landlord’s business, as applicable, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. The parties acknowledge and agree that (1) if Landlord is required to abate the rent of another tenant at the Project under the terms and conditions of such tenant’s lease, or as required by Applicable Laws, as the result of any Alteration constructed by or on behalf of Tenant, or in connection with any repair or maintenance performed by or on behalf of Tenant to the extent of Tenant’s responsibility hereunder, which interferes with such tenant’s use of its premises, then such rental abatement shall not be deemed consequential damages, loss of profits, loss of business opportunity or loss of goodwill within the limitation set forth in the preceding sentence, and (2) any claims made by any succeeding tenant founded upon Tenant’s failure to surrender all or any portion of the Premises upon the Lease Expiration Date of the Lease Term (as the same may be extended) pursuant to Article 16 above, and any lost profits to Landlord resulting therefrom, shall not be deemed consequential damages, loss of profits, loss of business opportunity or loss of goodwill within the limitation set forth in the preceding sentence.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil unrest, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or Landlord pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (i) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (ii) transmitted by electronic mail, if the same is promptly followed by a Notice sent by Mail, (iii) delivered by a nationally recognized overnight courier, or (iv) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (A) three (3) days after the date it is posted if sent by Mail, (B) the date the electronic mail is transmitted, (C) the date the overnight courier delivery is made, or (D) the date personal delivery is made or attempted to be made. If Tenant is notified in writing of the identity and address of Landlord’s mortgagee or ground or underlying lessor, then Tenant shall give to such mortgagee or ground or underlying lessor written Notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

AP3-SD1 Campus Point LLC

4380 La Jolla Village Drive, Suite 230

San Diego, CA 92121

Attention: W. Neil Fox, CEO

with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

501 West Broadway, 15th Floor

San Diego, California 92101

Attention: Martin L. Togni, Esq.

For payment of Rent only:

AP3-SD1 Campus Point LLC

Dept. LA 23819

Pasadena, CA 91185-3819

29.19 Joint and Several. If at any time there is more than one Tenant, then the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Landlord and/or Tenant is a limited liability company, corporation, trust or partnership, then Landlord or Tenant (as the case may be) hereby represents and warrants that Landlord or Tenant (as the case may be) is a duly formed and existing entity qualified to do business in California and that Landlord or Tenant (as the case may be) has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord or Tenant (as the case may be) is authorized to do so. In such event, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon at least thirty (30) days’ prior written demand by Landlord, also deliver to Landlord satisfactory evidence of: (i) good standing in Tenant’s state of incorporation; and (ii) qualification to do business in California.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other non-prevailing party, which obligation on the part of the other non-prevailing party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT

INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of this Lease.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, then Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as otherwise expressly provided in this Lease.

29.26 Project Name and Signage. Subject to Tenant’s signage rights set forth in Article 23 above, Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or use pictures or illustrations of the Project in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord; provided, however, Tenant shall be able to use pictures or illustrations of the Building and the Project in connection with its business operations in the Premises.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Intentionally Omitted.

29.29 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, or any part thereof and that no representations respecting the condition of the Premises have been made by Landlord to Tenant, except as specifically set forth in this Lease and/or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term, and subject to the provisions of this Lease, renovate, improve, alter, or modify (collectively, the “Renovations”) the Project and/or the Premises, including, without limitation, the parking structure, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Project Common Areas and tenant spaces, (ii) modifying the Common Areas and tenant spaces to comply with Applicable Laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Project Common Areas, and in connection with any Renovations, Landlord may, among other things, temporarily (for a commercially reasonable period of time) erect scaffolding or other necessary structures in the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Project, which work may temporarily (for a commercially reasonable period of time) create noise, dust or leave debris in the Project. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as specifically provided in this Lease. Except as otherwise provided in this Lease, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions. Landlord shall perform such Renovations in compliance with the terms of this Lease and shall use commercially reasonable efforts to have all such work performed on a continuous basis, and once started, to be completed reasonably expeditiously, with such work being organized and conducted in a manner which will minimize any interference to Tenant’s business operations in and access to the Premises. Notwithstanding anything in this Section 29.30 to the contrary, any Renovations performed by Landlord pursuant to the provisions of this Section 29.30 that causes all or a portion of the Premises to be un-tenantable and unusable by Tenant shall be subject to the “Abatement Event” provisions of Section 3.3 above.

29.31 No Violation. Tenant and Landlord hereby respectively warrant and represent that neither their execution of nor performance under this Lease shall cause Tenant or Landlord, as applicable, to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant or Landlord, as applicable, is bound, and each of Tenant and Landlord shall protect, defend, indemnify and hold the other harmless against all claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s or Landlord’s, as applicable, breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that: (i) Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease; (ii) the Lines therefor (including riser cables) shall be (A) appropriately insulated to prevent excessive electromagnetic fields or radiation, (B) surrounded by a protective conduit reasonably acceptable to Landlord, and (C) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow; (iii) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations; (iv) as a condition to permitting the installation of new Lines, Tenant shall remove any existing Lines located in or serving the Premises which are scheduled to become redundant due to the installation of such new Lines, and repair any damage in connection with such removal; and (v) Tenant shall pay all actual costs incurred in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, address, telephone number and the name of the person to contact in the case of an emergency (1) every ten feet (10’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (2) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises, by delivering at least thirty (30) days’ prior written notice thereof to Tenant, which are installed in violation of these provisions, or which are at any time (a) are in violation of any Applicable Laws, (b) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (c) otherwise represent a dangerous or imminently dangerous condition.

29.33 Hazardous Materials.

29.33.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including, but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to: (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials; or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2 Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Landlord shall, promptly following the date of this Lease (to the extent Landlord has not previously done so), but in no event later than the Lease Commencement Date, obtain and provide to Tenant an updated Phase I report, and to the extent such Phase I report recommends that additional Phase II testing be performed to address conditions identified in such updated Phase I report, Landlord shall promptly perform the same. Tenant shall not sell, use, or store in or around the Premises any Hazardous Materials, except if stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws. In addition, Tenant agrees that, except as otherwise provided in this Section 29.33 and elsewhere in this Lease, it: (i) shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; (ii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; (iii) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports actually or constructively received by Tenant in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises, and (iv) in connection with Tenant’s surrender of the Premises upon the expiration or earlier termination of this Lease, Tenant shall deliver the same free of Hazardous Materials brought upon, kept or used in or about the Premises by Tenant or any Tenant Parties (but Tenant shall not be obligated to remove any Hazardous Materials brought upon, in or about the Premises by Landlord or any of the Landlord’s Parties either prior to the Lease Commencement Date and/or during Landlord’s performance of its obligations under this Lease), and shall obtain and provide to Landlord: (A) all Hazardous Materials Clearances; (B) evidence from the applicable governmental entities of “closure” of all permits which had been required for Tenant’s use of the Premises, together with “no further action letters” from such applicable governmental entities and a “no further action letter” for unrestricted future use of the Premises; and (C) a Phase I report with regard to the Premises. Such Phase I report shall be (1) performed by an environmental assessment or engineering firm and on a scope of work acceptable to Landlord in its reasonable discretion, (2) shall identify Landlord as a beneficiary of such report, and (3) completed no earlier than six (6) months prior to the expiration of this Lease and no later than the Lease Expiration Date; provided, however, in the event this Lease is terminated early for any reason, Tenant shall complete such Phase I report within a commercially reasonable time immediately following such early termination of this Lease. Such Phase I report shall either (y) indicate that the property shows no evidence of reasonably possible hazardous materials contamination of the building, soil or groundwater; or

(z) recommend further investigation of the site, in which event, if such further investigation relates to Tenant’s or the Tenant Parties’ use of the Premises, then it shall be performed by an environmental assessment or engineering firm and on a scope of work acceptable to Landlord in its sole discretion and at Tenant’s sole expense. Such additional investigation, if any, shall be completed within sixty (60) days of such recommendation. Landlord and Tenant hereby agree that the baseline condition of the Premises will be established in the Phase I report to be prepared by Landlord pursuant to the terms of this Section 29.33.2. Notwithstanding the foregoing provisions of this Section 29.33.2, and subject to Tenant obtaining and providing to Landlord the items identified in items (A) through (C) hereinabove, Tenant shall not, as of the date this Lease expires or otherwise terminates, be obligated to remove those Hazardous Materials then-existing in de minimis quantities to the extent it is either impossible or prohibitively expensive to totally eradicate such Hazardous Materials, but only provided that Tenant’s non-removal of the same will not give rise to a violation of any Applicable Laws, will not materially and adversely impact Landlord’s ability to sell, lease or otherwise encumber the Premises, and will not relieve Tenant of its remaining non-conflicting obligations under this Lease (i.e., Tenant’s indemnity obligations contained herein will continue to apply with respect to such remaining Hazardous Materials).

29.33.3 Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. Except as otherwise provided hereinbelow and in this Lease, upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials (but not the Equipment identified in Section 29.31 of the Lease, except to the extent the parties otherwise agree pursuant to the terms thereof), which are actually installed, brought upon, stored, used, generated or released upon, in, under or about the Premises and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Notwithstanding the foregoing or anything else in this Lease to the contrary, nothing in this Lease shall impose any liability and/or any removal and/or remediation obligation on Tenant for any Hazardous Materials in existence on the Premises and/or Project prior to the Lease Commencement Date, or brought onto, into, and/or about the Premises and/or Project after the Lease Commencement Date by any third parties outside of Tenant’s control (including, without limitation, by Landlord or any of the other Landlord Parties and/or by any other tenant or occupant at the Project).

29.33.4 Landlord’s Right of Environmental Audit. Landlord may, upon at least forty-eight (48) hours’ prior written notice to Tenant, be granted access to and enter the Premises during normal Project hours no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit and Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Section 29.33.4 with Tenant so that Tenant, at Tenant’s option, may provide an employee or representative of Tenant to accompany Landlord. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials (relating to the use and/or actions of Tenant or the Tenant Parties) in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials (relating to the use and/or actions of Tenant or the Tenant Parties) at, upon, under or within the Premises, or to comply with any Environmental Laws related to Tenant’s or the Tenant Parties’ use of the Premises (including the use of Hazardous Materials therein), Tenant shall promptly, at Tenant’s sole expense, comply with any reasonable recommendations or suggestions, including, but not limited to, performing such additional investigative or subsurface investigations or remediation(s) as reasonably recommended by such inspector or auditor (taking into account all legal requirements and governmental agency recommendations). Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the actual and documented out of pocket cost or fees incurred for such as Additional Rent within thirty (30) days after Tenant’s receipt of written invoice therefor.

29.33.5 Indemnifications. In addition to Landlord’s indemnity obligations set forth elsewhere in this Lease, Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against all claims, liability, obligation, damage or costs, including, without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs (i) was a result of actions caused or knowingly permitted by, or the willful misconduct and/or negligence of, Landlord or a Landlord Party, or (ii) arose prior to the Lease Commencement Date, and Landlord hereby agrees that it shall promptly remediate, at its sole cost and expense, any Hazardous Materials located at the Premises in connection with clauses (i) and (ii) hereinabove. Tenant agrees to indemnify, defend, protect and hold harmless Landlord and the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party, except to the extent caused by Landlord and/or a Landlord Party’s willful misconduct (including knowingly illegal acts) and/or negligence. These mutual environmental indemnities shall survive any expiration or earlier termination of this Lease, and are not affected by any claims of breach of any other provisions of this Lease. Notwithstanding anything in this Section 29.33 to the contrary, any breach by Landlord of the Hazardous Materials provisions of this Section 29.33 that causes all or a portion of the Premises to be un-tenantable and unusable by Tenant, shall be subject to the “Abatement Event” provisions of Section 3.3.

29.33.6 Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.

29.34 Energy Performance Disclosure Information. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to Applicable Laws (collectively the “Energy Disclosure Requirements”). Tenant acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). To the extent so required pursuant to Applicable Laws, Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure, and (C) subject to Section 10.1 above, releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.34 shall survive the expiration or earlier termination of this Lease.

29.35 Utility Billing Information. In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord’s reasonable discretion), Tenant shall promptly, but in no event more than five (5) business days following its receipt of written request therefor from Landlord and following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice.

29.36 Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under: (i) the Patriot Act (as defined below); (ii) any other requirements contained in the rules and regulations of the Office of

Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s Specially Designated Blocked Persons List); or (iii) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, “Prohibited Persons”). Prior to and during the Lease Term, Tenant, and to Tenant’s actual knowledge, its employees and any person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

29.37 Rooftop Rights. Subject to, (i) reasonable construction rules and regulations promulgated by Landlord (Landlord shall deliver a written copy of same to Tenant, as well as written notice of any future modifications thereto), (ii) the Building standards therefor, and (iii) the TCCs set forth in Article 8 of this Lease and this Section 29.37, Tenant may install, repair, maintain and use, at Tenant’s sole cost and expense, but without the payment of any Base Rent, Additional Rent (except for electricity and other utility costs) or similar fee or charge, satellite dishes (the number of which shall be determined by Landlord in its reasonable discretion) on the roof of the Building for the sending and receiving of signals or broadcasts (provided that there shall be no generation or transmission of commercial signals or broadcasts) servicing the business conducted by Tenant from within the Premises (such satellite dishes are collectively defined as the “Rooftop Equipment”). Tenant shall be solely responsible for any and all costs incurred or arising in connection with the Rooftop Equipment, including, but not limited to, costs of electricity and insurance related to the Rooftop Equipment. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. The physical appearance and the size of the Rooftop Equipment shall be subject to Landlord’s reasonable approval, the location of any such Rooftop Equipment shall be mutually agreed upon by Landlord and Tenant and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall service, maintain and repair such Rooftop Equipment, at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall reimburse to Landlord the actual and documented out-of-pocket costs reasonably incurred by Landlord in approving such Rooftop Equipment. Tenant’s rights under this Section 29.37 shall terminate and shall be of no further force or effect upon the expiration or earlier termination of this Lease, or, in the event Tenant (or a Permitted Transferee ) no longer occupies the Premises. Prior to the expiration or earlier termination of this Lease, Tenant shall, as promptly as possible but in no event more than thirty (30) days thereafter, remove and restore the affected portion of the rooftop and the Building to the condition the rooftop and the Building would have been in had no such Rooftop Equipment been installed (reasonable wear and tear and damage from casualty excepted). Such Rooftop Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), which approval will not be unreasonably withheld, conditioned, or delayed. Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage arising in connection with Tenant’s installation, use, maintenance and/or repair of such Rooftop Equipment, including, without limitation, any damage to a portion of the roof or roof membrane and any penetrations to the roof. Landlord and Tenant hereby acknowledge and agree that Landlord shall have no liability in connection with Tenant’s use, maintenance and/or repair of such Rooftop Equipment. Such Rooftop Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations. Tenant shall not be entitled to license its Rooftop Equipment to any third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Rooftop Equipment by a third party. Tenant’s right to install such Rooftop Equipment shall be non-exclusive, and Tenant hereby expressly acknowledges Landlord’s continued right (A) to itself utilize any portion of the rooftop of the Building, and (B) to re-sell, license or lease any rooftop space to an unaffiliated third party; provided, however, such Landlord (or third-party) use shall not materially interfere with (or preclude the installation of) Tenant’s Rooftop Equipment. Notwithstanding any provision to the contrary contained in this Section 29.37, in no event shall Tenant access the roof of the Building without first notifying Landlord of Tenant’s intention to do so (except in the case of an emergency). The rights contained in this Section 29.37 shall be personal to the Original Tenant and any Permitted Transferee , and may only be exercised by the Original Tenant and any Permitted Transferee (and not by any other assignee, sublessee or other transferee of Tenant’s interest in this Lease) if the Original Tenant or Permitted Transferee physically occupies at least fifty percent (50%) of the rentable area of the entire then existing Premises as of the date of the attempted exercise of its rooftop rights set forth herein.

29.38 Green Cleaning/Recycling. To the extent a “green cleaning program” and/or a recycling program is implemented by Landlord in the Project (each in Landlord’s sole and absolute discretion), Tenant shall, at Tenant’s sole cost and expense, comply with the reasonable provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord’s particular recycling contractors). To the extent Tenant fails to comply with any of Landlord’s recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

[signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the date and year first above written.

“LANDLORD”:

AP3-SD1 CAMPUS POINT LLC, a Delaware limited liability company

By:	/s/ W. Neil Fox, III
Name:	W. Neil Fox, III
Its:	Chief Executive Officer

“TENANT”:

HERON THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Barry D. Quart
Name:	Barry D. Quart
Its:	Chief Executive Officer

By:
Name:
Its:

EXHIBIT A

OUTLINE OF PREMISES

EXHIBIT A

EXHIBIT A-1

OUTLINE OF THE PROJECT

PARCEL 3: 4224 CAMPUS POINT CT.
EXISTING TWO STORY BUILDING
CAMPUS POINT COURT

SITE PLAN

EXHIBIT A-1

EXHIBIT B

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of Articles 1 through 29 of the Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Work Letter.

SECTION 1

INTENTIONALLY OMITTED

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to receive from Landlord a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Eight Hundred Forty-Eight Thousand Two Hundred Fifty Dollars ($848,250.00) (i.e., Thirty ($30.00) per rentable square foot of the Premises based on 28,275 rentable square feet in the Premises), to help pay for the costs of the design, permitting and construction of Tenant’s improvements which are permanently affixed to the Premises (collectively, the “Tenant Improvements”); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is six (6) months after the Lease Commencement Date. Notwithstanding anything above to the contrary, in the event there exists an Over-Allowance Amount (as defined in Section 4.3.1 below), Tenant shall have the option, exercisable upon written notice to Landlord prior to the date Tenant is obligated to pay such Over-Allowance Amount, to receive a one-time additional improvement allowance (the “Additional Allowance”) in the amount not to exceed Fifteen Dollars ($15.00) per rentable square foot of the Premises, (i.e., up to Four Hundred Twenty-Four Thousand One Hundred Twenty-Five Dollars ($424,125.00) based on 28,275 rentable square feet in the Premises). In the event Tenant exercises such option and as consideration for Landlord providing such Additional Allowance to Tenant, the Base Rent payable by Tenant throughout an eighty-four (84) month period commencing on the Lease Commencement Date (“Amortization Period”) shall be increased by an amount sufficient to fully amortize such Additional Allowance throughout said eighty-four (84) month period based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of eight percent (8%) per annum (the “Amortization Rent”). In the event the Lease shall terminate for any reason, including, without limitation, as a result of a default by Tenant under the terms of the Lease or this Work Letter, Tenant acknowledges and agrees that the unamortized balance of the Additional Allowance which has not been paid by Tenant to Landlord as of the termination date pursuant to the foregoing provisions of this Section 3, shall become immediately due and payable as unpaid rent which has been earned as of such termination date. In addition, in no event shall the Amortization Rent be abated for any reason whatsoever. The Tenant Improvement Allowance and the Additional Allowance may collectively be referred to herein as the “Allowances.” In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as defined below).

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord’s standard disbursement process), only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

EXHIBIT B

2.2.1 Payment of (i) the fees of the Architect and the Engineers (as such terms are defined below), and (ii) the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the Construction Drawings (as defined below);

2.2.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.3 The cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;

2.2.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by Code or any other applicable laws;

2.2.6 Sales and use taxes and Title 24 fees;

2.2.7 The Landlord Supervision Fee (as defined below);

2.2.8 The cost of any of Tenant’s Tenant Improvement project management fees, not to exceed two percent (2%) of the Allowances;

2.2.9 The cost of Tenant’s moving and relocation expenses, and the cost of Tenant’s furniture, fixtures and security systems, audio/visual equipment, cabling and signage, which costs pursuant to this Section 2.2.1.9 shall not exceed an aggregate amount equal to $6.00 per rentable square foot of the Premises, notwithstanding anything to the contrary contained in this Tenant Work Letter; and

2.2.10 All other costs to be expended by Landlord in connection with the design and construction of the Tenant Improvements.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Landlord shall retain McFarlane Architects as its architect/space planner (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord shall retain Landlord’s engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by its Architect, Engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s Architect, Engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in Article 10 of the Lease shall specifically apply to the Construction Drawings.

3.2 Preliminary Space Plan. Attached hereto as Schedule 1 is a preliminary space plan (“Preliminary Space Plan”) which has been mutually approved by Landlord and Tenant.

3.3 Final Working Drawings. Once the Preliminary Space Plan is finalized, the same shall be referred to herein as the “Final Space Plan.” Based on the Final Space Plan, Landlord shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Tenant for Tenant’s

EXHIBIT B

approval. The Final Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the Tenant Improvements depicted thereon, the actual specifications and finish work shall be in accordance with the Specifications. Tenant shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within three (3) business days after Landlord delivers the Final Working Drawings or any revisions thereto to Tenant; provided, however, that Tenant may only disapprove the Final Working Drawings to the extent the same are not (subject to changes reasonably required by Landlord) in substantial conformance with the Final Space Plan (“Working Drawing Design Problem”). Tenant’s failure to reasonably disapprove the Final Working Drawings or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Working Drawing Design Problem) within said three (3) business day period shall be deemed to constitute Tenant’s approval of the Final Working Drawings or such revisions.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved or deemed approved by Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall cause the Architect to submit the Approved Working Drawing to the applicable local governmental agency for all applicable building permits necessary to allow the Contractor (as defined below), to commence and fully complete the construction of the Tenant Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Premises.

3.5 Time Deadlines. Tenant shall use its best efforts to cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with the Contractor, for approval of the Cost Proposal (as defined below) as soon as possible after the execution of the Lease and, in this regard, to the extent Landlord considers such meeting(s) to be reasonably necessary, Tenant shall meet with Landlord on a weekly basis to discuss Tenant’s progress in connection with the same.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A contractor, under the supervision of and selected by Landlord, shall construct the Tenant Improvements (the “Contractor).”

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days after Tenant’s receipt thereof. The date by which Tenant must approve and deliver the Cost Proposal shall be known hereafter as the “Cost Proposal Delivery Date.”

4.3 Construction of Tenant Improvements by Landlord’s Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Allowances (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Allowances, and such disbursement shall be pursuant to the same procedure as the Allowances. If, after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and

EXHIBIT B

shall be paid by Tenant to Landlord within five (5) business days after Landlord’s request therefor to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount. Following completion of the Tenant Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Tenant Improvement Allowance Items, and if such cost statement indicates that Tenant has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after Tenant’s receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be.

4.3.2 Landlord Supervision. After Landlord selects the Contractor, Landlord shall independently retain the Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and Landlord shall supervise the construction by the Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to the Allowances plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Work Letter).

4.3.3 Contractor’s Warranties and Guarantees. Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

SECTION 5

SUBSTANTIAL COMPLETION;

LEASE COMMENCEMENT DATE

5.1 Substantial Completion. For purposes of the Lease, including for purposes of determining the Lease Commencement Date (as set forth in Section 3.2 of the Summary), the Premises shall be “Ready for Occupancy” upon Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall mean (a) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and (b) Tenant shall have the legal right to occupy the Premises, pursuant to a temporary or permanent certificate of occupancy, or the legal equivalent thereof.

5.2 Tenant Delays. If there shall be a delay or there are delays in the Substantial Completion of the Premises (as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval, including a Partial Cost Proposal or the Cost Proposal and/or Tenant’s failure to timely perform any other obligation or act required of Tenant hereunder;

5.2.2 a breach by Tenant of the terms of this Work Letter or the Lease;

5.2.3 Tenant’s request for changes in the Construction Drawings;

5.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a reasonable time (based upon the anticipated date of the Lease Commencement Date) or which are different from, or not included in, the Specifications;

5.2.5 changes to the Base, Shell and Core required by the Approved Working Drawings;

5.2.6 any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant’s use of the Premises or Tenant’s specialized tenant improvement(s) (as determined by Landlord); or

5.2.7 any other acts or omissions of Tenant, or its agents, or employees;

EXHIBIT B

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of the Premises, the Lease Commencement Date (as set forth in Section 3.2 of the Summary) shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with, or delay, Contractor’s work in the Project, the Building and the Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing equipment and/or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Project, the Building and the Premises, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Lease Commencement Date). Such requirements shall include, without limitation, that Tenant and any other parties allowed access to the Premises shall provide Landlord with evidence of insurance as required by Landlord. Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Lease Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. If the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Tenant’s Representative. Tenant has designated David Szekeres as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.3 Landlord’s Representative. Landlord has designated BJ Van Aken as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.4 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

EXHIBIT B

6.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any Economic Default or Material Non-Economic Default by Tenant under the Lease or this Work Letter occurs prior to the Substantial Completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such Economic Default or Material Non-Economic Default is cured pursuant to the terms of this Lease.

6.6 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord and Tenant may transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to the other party’s representative identified in Sections 6.2 or 6.3 of this Work Letter, as applicable, or by any of the other means identified in Section 29.18 of the Lease. Except for the immediately preceding sentence, all notices to be given pursuant to this Work Letter (including, without limitation, Section 6.5 above) shall be governed by and given in accordance with the provisions of Section 29.18 of this Lease.

6.7 Early Access. Landlord shall endeavor to provide Tenant access to the Premises thirty (30) days prior to the Lease Commencement Date for the installation of cabling, security systems, furniture, fixtures and equipment, provided such early access does not delay construction of the Tenant Improvements. Tenant shall not be able to conduct business during the early access period. Tenant shall be responsible for all operating expense and utility costs during the early access period.

EXHIBIT B

SCHEDULE 1

PRELIMINARY SPACE PLAN

SCHEDULE 1

SCHEDULE 2

DEVELOPMENT SCHEDULE

Phase 3 4242 Heron TI -2nd Floor

Activity ID	Activity Name	Original Duration	Start	Finish
4242 - Heron Tenant Improvement L2		92	19-Oct-16	01-Mar-17
Phase 1 (Office)		50	19-Oct-16	30-Dec-16
Phase 1 Heron Deliverables/Authorizations		14	19-Oct-16	07-Nov-16
DEP.1140	Heron Design Authorization Approval	0	19-Oct-16*	19-Oct-16
DEP.1230	Heron MEP/Procurement LOA Approval	1	25-Oct-16	25-Oct-16
DEP.1150	Heron Provide Server Room Equipment List	0	26-Oct-16*	26-Oct-16
DEP.1160	Heron Provide Furniture Layout	0	26-Oct-16*	26-Oct-16
DEP.1170	Heron Provide AV Power Requirements	0	26-Oct-16*	26-Oct-16
DEP.1130	Heron Provide Voice Data/Security Layout	0	26-Oct-16*	26-Oct-16
DEP.1240	Heron Final Construction Budget Approval	2	04-Nov-16	07-Nov-16
Design & Permitting		20	19-Oct-16	15-Nov-16
DEP.1000	NTP	0	19-Oct-16*	
DEP.1030	Construction Documents	10	19-Oct-16	01-Nov-16
DEP.1040	Permitting	10	02-Nov-16	15-Nov-16
DEP.1050	Issue Building Permit	0		15-Nov-16
Procurement		45	26-Oct-16	30-Dec-16
PRO.1010	Window Frame Procurement	15	26-Oct-16	15-Nov-16
PRO.1000	O/H Coordination/Fabrication	5	02-Nov-16	08-Nov-16
PRO.1040	Door Procurement	40	02-Nov-16	30-Dec-16
Construction		15	09-Nov-16	01-Dec-16
CON.1000	Mobilization	0	09-Nov-16	
Level 2		15	09-Nov-16	01-Dec-16
CON.1.1010	Demo/Protection	1	09-Nov-16	09-Nov-16
CON.1.1020	Overhead Rough-in	6	10-Nov-16	17-Nov-16
CON.1.1030	Framing/Finishes	8	18-Nov-16	01-Dec-16
Testing & Inspections		8	18-Nov-16	01-Dec-16
TES.1000	Trade Inspections	2	18-Nov-16	21-Nov-16
TES.1010	Final Inspections/Occupancy Phase 1	0		01-Dec-16
Phase 2 (Lab/office)		82	02-Nov-16	01-Mar-17

Qtr 4, 2016
Qtr 1, 2017
Oct
Nov
Dec
Jan
Feb
Mar
01-Mar-17,
30-Dec-16, Phase 1 (Office)
07-Nov-16, Phase 1 Heron Deliverables/Authorizations
Heron Design Authorization Approval
Heron MEP/Procurement LOA Approval
Heron Provide Server Room Equipment List
Heron Provide Furniture Layout
Heron Provide AV Power Requirements
Heron Provide Voice Data/Security Layout
Heron Final Construction Budget Approval
15-Nov-16, Design & Permitting
NTP
Construction Documents
Permitting
Issue Building Permit
30-Dec-16, Procurement
Window Frame Procurement
O/H Coordination/Fabrication
Door Procurement
01-Dec-16, Construction
Mobilization
01-Dec-16, Level 2
Demo/Protection
Overhead Rough-in
Framing/Finishes
01-Dec-16, Testing & Inspections
Trade Inspections
Final Inspections/Occupancy Phase 1
01-Mar-17,

Actual Work | Critical Remaining Work | Summary | Remaining Work | Milestone

PRELIMINARY PROJECT SCHEDULE

OCTOBER 17, 2016

Phase 3 4242 Heron TI -2nd Floor

Activity ID	Activity Name	Original Duration	Start	Finish
Phase 2 Heron Deliverables/Authorizations		45	02-Nov-16	09-Jan-17
DEP.1250	Heron Lab Equipment List Complete	0	02-Nov-16	02-Nov-16
DEP.1290	Heron Provide Voice Data/Security Layout	0	23-Nov-16	23-Nov-16
DEP.1280	Heron Provide Furniture Layout	0	23-Nov-16	23-Nov-16
DEP.1260	Heron Provide AV Power Requirements	0	23-Nov-16	23-Nov-16
DEP.1300	Heron MEP/Procurement LOA Approval	2	09-Dec-16	12-Dec-16
DEP.1310	Heron Final Construction Budget Approval	5	03-Jan-17	09-Jan-17
Design & Permitting		55	02-Nov-16	23-Jan-17
DEP.1060	NTP	0	02-Nov-16*	
DEP.1070	Programming	5	02-Nov-16	08-Nov-16
DEP.1090	Construction Documents	20	09-Nov-16	08-Dec-16
DEP.1100	Permitting	30	09-Dec-16	23-Jan-17
DEP.1110	Issue Building Permit	0		23-Jan-17
Procurement		40	09-Dec-16	06-Feb-17
PRO.1020	O/H Coordination/Fabrication	20	09-Dec-16	09-Jan-17
PRO.1030	Long Lead Procurement	40	09-Dec-16	06-Feb-17
Construction		36	09-Jan-17	27-Feb-17
CON.1010	Mobilization	0	09-Jan-17	
Level 2		35	10-Jan-17	27-Feb-17
CON.1.1040	Demo/Protection	3	10-Jan-17	12-Jan-17
CON.1.1050	Overhead Rough-In	15	13-Jan-17	02-Feb-17
CON.1.1060	Framing/Finishes	15	07-Feb-17	27-Feb-17
Testing & Inspections		2	28-Feb-17	01-Mar-17
TES.1020	Trade Inspections	2	28-Feb-17	01-Mar-17
TES.1030	Final Inspections/Occupancy Phase 2	0		01-Mar-17

Qtr 4, 2016
Qtr 1, 2017
Oct
Nov
Dec
Jan
Feb
Mar
09-Jan-17, Phase 2 Heron Deliv
Heron Lab Equipment List Complete
Heron Provide Voice Data/Security Layout
Heron Provide Furniture Layout
Heron Provide AV Power Requirements
Heron MEP/Procurement LOA Approval
Heron Final Construction Budget
23-Jan-17, Design & Permi
NTP
Programming
Construction Documents
Permitting
Issue Building Permit
06-Feb-17, Procurem
O/H Coordination/Fabrication
Long Lead Procurem
27-Feb-17,
27-Feb-17,
Mobilization
Demo/Protection
Overhead Rough-In
Framing/Fin
01-Mar-17,
Trade Inspe
Final Inspe

Actual Work | Critical Remaining Work | Summary | Remaining Work | Milestone

PRELIMINARY PROJECT SCHEDULE

OCTOBER 17, 2016

SCHEDULE 2

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:	Lease dated , 20 between , a (“Landlord”), and , a (“Tenant”) concerning the office building located at , , California.

Gentlemen:

In accordance with the Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on for a term of ending on .

2.	Rent commenced to accrue on , in the amount of .

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to at .

5.	The exact number of rentable/usable square feet within the Premises is square feet.

6.	Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is %.

“Landlord”:

,

a

By:
Name:
Its:

Agreed to and Accepted
as of , 20 .

“Tenant”:

a

By:

Name:
Its:

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Landlord. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two (2) keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Tenant, its employees and agents must be sure that any doors to the Premises are securely closed and locked when leaving if it is after the normal hours of business for the Project. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to reasonably prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Subject to the provisions of Section 10.1 of this Lease, any damage to any part of the Premises, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

6. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises without the prior written consent of Landlord and/or except as permitted under this Lease. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

7. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

8. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

9. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord or permitted under the Lease.

10. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a

EXHIBIT D

manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

11. Tenant shall not bring into or keep within the Project or the Premises any firearms, animals (except service animals, as defined under the Americans with Disabilities Act, and accompanying guidelines), birds, aquariums, except in areas designated by Landlord.

12. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

13. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, or tobacco in any form, or as a medical office (except in connection with the Permitted Use), or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

14. Landlord reserves the right to exclude or expel from the Project any person who, in the commercially reasonable judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

15. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products within the Building or within seventy-five feet (75’) of any entrance into the Building or into any other Project building.

16. Tenant shall use commercially reasonable efforts not to waste electricity, water or HVAC and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s HVAC system. Tenant shall participate in recycling programs undertaken by Landlord.

17. Tenant shall store all its trash and garbage within the interior of the Premises or in exterior areas designated by Landlord for such purposes. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the San Diego, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

18. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

19. No awnings or other projection shall be attached to the outside walls of the Premises without the prior written consent of Landlord (except as permitted under the Lease), and no curtains, blinds, shades or screens that will be visible from the exterior of the Premises shall be attached to or hung in, or used in connection with, any outside facing window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in spaces along the exterior perimeter of the Premises must be fluorescent and/or of a quality, type, design

EXHIBIT D

and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sun screened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense. Tenant shall keep its exterior window coverings closed during any period of the day when the sun is shining directly on the exterior windows of the Premises. Tenant shall abide by Landlord’s regulations concerning the opening and closing of exterior window coverings which are attached to the exterior windows of the Premises, if any, which have a view of any Common Areas.

20. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

21. Tenant must comply with applicable “NO-SMOKING” ordinances and all related, similar or successor ordinances, rules, regulations or codes. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Project. In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas. Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles provided by Landlord. No cigarettes shall be extinguished and/or left on the ground or any other surface of the Project. Cigarettes shall be extinguished only in ashtrays provided by Landlord. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances within any interior areas of the Project or within seventy-five feet (75’) of any entrance into the Premises or into any other Project building.

22. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

23. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance to the Common Areas of the Project.

24. Tenant shall not use in any space or in the public halls of the Common Areas, any hand trucks except those equipped with rubber tires and rubber side guards.

25. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

26. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

27. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be reasonably necessary for the management, safety, care and cleanliness of the Premises, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not discriminate against Tenant in the modification or enforcement of the Rules and Regulations. Landlord shall use commercially reasonable efforts

EXHIBIT D

to promptly notify Tenant of such change or rescission or addition following Landlord’s decision in connection therewith and Tenant shall not be obligated to adhere to nor comply with any such change and/or rescission unless and until Tenant is informed of same by Landlord in writing. In no event shall Tenant be bound to any such change, rescission and/or addition to the Rules and Regulations to the extent the same causes a Tenant Adverse Impact. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Landlord shall use commercially reasonable efforts (but not including the institution of legal proceedings) to cause such other persons and tenants of the Project to comply with such Rules and Regulations, to the extent such non-compliance materially and adversely interferes with Tenant’s access to the Premises or Tenant’s use of the Premises for the Permitted Use. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them.

EXHIBIT D

EXHIBIT E

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the “Lease”) made and entered into as of             , 20     by and between                      as Landlord, and the undersigned as Tenant, for Premises comprising the office building located at                     ,                     , California                     , certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises and/or the Project, except                                         .

3. Base Rent became payable on                     .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $        .

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9. No Rent has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, then each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

EXHIBIT E

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at              on the      day of         , 20    .

“Tenant”:

,

a

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT E

EXHIBIT F

MARKET RENT DETERMINATION FACTORS

When determining Market Rent, the following rules and instructions shall be followed.

1. RELEVANT FACTORS. The “Comparable Transactions” shall be the “Net Equivalent Lease Rates” per rentable square foot, at which tenants, are, pursuant to transactions consummated within sixteen (16) months prior to the commencement of the Option Term, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises containing a square footage comparable to that of the Premises for a term of five (5) years, in an arm’s-length transaction, which comparable space is located in “Comparable Buildings.” The terms of the Comparable Transactions shall be calculated as a “Net Equivalent Lease Rate” pursuant to the terms of this Exhibit F, and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions; (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, if any; (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction); (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (v) any “Renewal Allowance,” as defined herein below (or the equivalent thereof in the event Tenant elects not to accept a Renewal Allowance), to be provided to Tenant in connection with the Option Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements; and (vi) all other monetary concessions, if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements, or any commission paid or not paid in connection with such Comparable Transaction. The Market Rent shall include adjustment of the stated size of the Premises based upon the standards of measurement utilized in the Comparable Transactions; provided, however, the size of the Premises shall, notwithstanding the foregoing, be at least equal to the greater of: (A) the rentable square footage thereof as set forth in this Lease; and (B) the rentable square footage of the Premises determined pursuant to the standards of space measurement used in the Comparable Transactions.

2. TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as an enhanced security deposit, a letter of credit or guaranty, for Tenant’s Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants, and giving reasonable consideration to Tenant’s prior performance history during the Lease Term).

3. RENEWAL IMPROVEMENT ALLOWANCE. Notwithstanding anything to the contrary set forth in this Exhibit F, once the Market Rent for the Option Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the “Renewal Allowance”), then Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord and the terms of Article 8 of this Lease, and, as set forth in Section 5, below, of this Exhibit F, the rental rate component of the Market Rent shall be increased by the “Renewal Allowance Increase” (as that term is defined below). In the event Tenant exercises its right to use all or any portion of the Renewal Allowance, such Renewal Allowance shall be amortized into the Base Rent being paid by Tenant during the period commencing on the expiration of any rent abatement period and ending on the last day of the Option Term. The “Renewal Allowance Increase” shall be determined based on an amortization schedule taking account of the following components: (i) a “disbursement date” deemed to be the Option Term commencement date; (ii) a commercially

EXHIBIT F

reasonable amortization rate; and (iii) a “payback” period of the total number of months contained in the period commencing on the first (1st) day of the Option Term following the expiration of any rent abatement period and ending on the last day of the Option Term. Notwithstanding any provision to the contrary contained herein, in no event shall Tenant be obligated to accept a Renewal Allowance once the Market Rent has been determined, and in the event Tenant elects not to accept such a Renewal Allowance, the Market Rent shall be adjusted accordingly to take account of such non-election.

4. COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean first-class multi-tenant occupancy lab and office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation), quality of construction, level of services and amenities (including, but not limited to, the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the “Comparable Area,” which is the UTC area of San Diego County.

5. METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.

5.1. The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2 Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

5.3 The resultant net cash flow from the lease should be then discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.

5.4 From the net present value, up front inducements (improvements allowances and other concessions) and leasing commissions should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

5.5 The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

6. USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a “NNN” lease rate applicable to each year of the Option Term.

An example of the application of using the process set forth on this Exhibit F to arrive at the Market Rent is attached hereto as Schedule 1.

EXHIBIT F

SCHEDULE 1 TO EXHIBIT F

DETERMINATION OF MARKET RENT – EXAMPLE ONLY

As an example of the determination of the Market Rent, assume that there is a 10,000 rentable square foot Comparable Transaction with a five (5) year term, annual Base Rent of $75.00 per rentable square foot with One Dollar ($1) annual increases, an improvement allowance of $25.00 per rentable square foot, three (3) months of free rent, and annual Operating Expenses and Tax Expenses of $12.00 per rentable square foot. Based on the foregoing, the Net Equivalent Lease Rate analysis would be as follows.

1. The contractual rent payments for each of the Comparable Transactions should be arrayed monthly over the lease term. See Column 2 in the attached spreadsheet.

2. From this figure, the initial lease year operating expenses (from gross leases) should be deducted, leaving a net lease rate over the lease term. See Column 3 in the attached spreadsheet.

3. This results in the net rent received by each landlord under the Comparable Transactions being expressly as a monthly net rent payment. See Column 4 in the attached spreadsheet.

4. Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term. See the amounts set forth in months 1, 2 and 3 of Column 2 in the attached spreadsheet.

5. The resultant net cash flow from the lease should be then discounted (using an eight percent (8%) annual discount rate) to the lease commencement date, resulting in a net present value estimate. The net present value of the amounts set forth in Column 4 of the attached spreadsheet is $2,479,851.66.

6. From the net present value, up-front inducements (improvement allowances and other concessions) should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting, since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt. The net present value amount set forth in number 5, above, less the improvement allowance, is $2,229,851.66.

7. The net present value should then amortized back over the lease term as a level monthly net rent payment using the same annual discount rate of eight percent (8%) used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms). The net present value amount set forth in number 6, above, amortized back over the term at eight percent (8%) results in a net monthly rent payment of $45,213.35.

8. The net monthly rent payment set forth in number 7 above must then be converted to a rentable square foot number by dividing the amount by the rentable square footage of the space (i.e., 10,000 rentable square feet). This results in a net monthly rent payment per rentable square foot of $4.52.

9. The net monthly rent payment per rentable square foot must then be multiplied by the rentable square footage of the Premises (for purposes of this example, assume the rentable square footage of the Premises is 29,358 rentable square feet), resulting in a net monthly rent payment for the Premises during the applicable Term of One Hundred Thirty-Two Thousand Six Hundred Ninety-Eight and 16/100 Dollars ($132,698.16).

EXHIBIT F

SCHEDULE 2 TO EXHIBIT F

DETERMINATION OF MARKET RENT – EXAMPLE

Premises (RSF)	10,000
Initial Annual Rental Rate per RSF	$75.00
Annual Escalation	$12.00
Abatement (months)	3
Improvement Allowance per rsf	$25.00

Period	Monthly Base Rent	Monthly Operating Expenses	Monthly Net Rent Payment
1	$—	$10,000.00	$(10,000.00)
2	$—	$10,000.00	$(10,000.00)
3	$—	$10,000.00	$(10,000.00)
4	$62,500.00	$10,000.00	$52,500.00
5	$62,500.00	$10,000.00	$52,500.00
6	$62,500.00	$10,000.00	$52,500.00
7	$62,500.00	$10,000.00	$52,500.00
8	$62,500.00	$10,000.00	$52,500.00
9	$62,500.00	$10,000.00	$52,500.00
10	$62,500.00	$10,000.00	$52,500.00
11	$62,500.00	$10,000.00	$52,500.00
12	$62,500.00	$10,000.00	$52,500.00
13	$63,333.33	$10,000.00	$53,333.33
14	$63,333.33	$10,000.00	$53,333.33
15	$63,333.33	$10,000.00	$53,333.33
16	$63,333.33	$10,000.00	$53,333.33
17	$63,333.33	$10,000.00	$53,333.33
18	$63,333.33	$10,000.00	$53,333.33
19	$63,333.33	$10,000.00	$53,333.33
20	$63,333.33	$10,000.00	$53,333.33
21	$63,333.33	$10,000.00	$53,333.33
22	$63,333.33	$10,000.00	$53,333.33
23	$63,333.33	$10,000.00	$53,333.33
24	$63,333.33	$10,000.00	$53,333.33
25	$64,166.67	$10,000.00	$54,166.67
26	$64,166.67	$10,000.00	$54,166.67
27	$64,166.67	$10,000.00	$54,166.67
28	$64,166.67	$10,000.00	$54,166.67
29	$64,166.67	$10,000.00	$54,166.67
30	$64,166.67	$10,000.00	$54,166.67
31	$64,166.67	$10,000.00	$54,166.67
32	$64,166.67	$10,000.00	$54,166.67
33	$64,166.67	$10,000.00	$54,166.67
34	$64,166.67	$10,000.00	$54,166.67
35	$64,166.67	$10,000.00	$54,166.67
36	$64,166.67	$10,000.00	$54,166.67
37	$65,000.00	$10,000.00	$55,000.00
38	$65,000.00	$10,000.00	$55,000.00
39	$65,000.00	$10,000.00	$55,000.00
40	$65,000.00	$10,000.00	$55,000.00
41	$65,000.00	$10,000.00	$55,000.00
42	$65,000.00	$10,000.00	$55,000.00
43	$65,000.00	$10,000.00	$55,000.00

EXHIBIT F

Period	Monthly Base Rent	Monthly Operating Expenses	Monthly Net Rent Payment
44	$65,000.00	$10,000.00	$55,000.00
45	$65,000.00	$10,000.00	$55,000.00
46	$65,000.00	$10,000.00	$55,000.00
47	$65,000.00	$10,000.00	$55,000.00
48	$65,000.00	$10,000.00	$55,000.00
49	$65,833.33	$10,000.00	$55,833.33
50	$65,833.33	$10,000.00	$55,833.33
51	$65,833.33	$10,000.00	$55,833.33
52	$65,833.33	$10,000.00	$55,833.33
53	$65,833.33	$10,000.00	$55,833.33
54	$65,833.33	$10,000.00	$55,833.33
55	$65,833.33	$10,000.00	$55,833.33
56	$65,833.33	$10,000.00	$55,833.33
57	$65,833.33	$10,000.00	$55,833.33
58	$65,833.33	$10,000.00	$55,833.33
59	$65,833.33	$10,000.00	$55,833.33
60	$65,833.33	$10,000.00	$55,833.33

Net Present Value @ 8%	$2,479,851.66
Up-front inducements (Improvements & Other)	$250,000.00
Net Present Value net of inducements	$2,229,851.66
Monthly Amortization @ 8%	$45,213.35
Net Monthly Rent Payment pre rentable square foot	$4.52
Rentable Square Footage of Premises	50,333
Net Monthly Rent Payment for the Premises during the applicable Term	$227,505.16

EXHIBIT F

EXHIBIT G

DESCRIPTION OF PHASE ONE AND PHASE TWO OF PREMISES

Phase One shall consist of the office portion of the Premises, and Phase Two shall consist of the laboratory portion of the Premises. A diagram depicting the division of the Premises between Phase One and Phase Two shall be attached hereto.

EXHIBIT G